Exhibit 10.10

SERIES B1 PREFERRED SHARE PURCHASE AGREEMENT

THIS SERIES B1 PREFERRED SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into on March 4, 2018 by and among:

1.	Qtech Ltd., a company organized under the Laws of Cayman Islands (the “Company”),

2.	InfoUniversal Limited, a company organized under the Laws of Hong Kong (the “HK Company”),

3.	Shanghai Quyun Internet Technology Co., Ltd. (上海趣蕴网络科技有限公司), a wholly foreign-owned enterprise incorporated under the Laws of the PRC and a wholly owned subsidiary of the HK Company (the “WFOE”),

4.	Shanghai Jifen Culture Communications Co., Ltd. (上海基分文化传播有限公司), a limited liability company incorporated under the Laws of the PRC (“Jifen”),

5.	Shanghai Xike Information Technology Service Co., Ltd. (上海溪客信息技术服务有限公司 ), a limited liability company incorporated under the Laws of the PRC (“Xike”),

6.	Shanghai Tuile Information Technology Service Co., Ltd. (上海推乐信息技术服务有限公司), a limited liability company incorporated under the Laws of the PRC (“Tuile”),

7.	Anhui Zhangduan Internet Technology Co., Ltd. (安徽掌端网络科技有限公司), a limited liability company incorporated under the Laws of the PRC (“Zhangduan”),

8.	Beijing Qukandian Internet Technology Co., Ltd. (北京趣看点网络科技有限公司), a limited liability company incorporated under the Laws of the PRC (“Qukandian”, together with “Jifen”, “Xike”, “Tuile” and “Zhangduan”, the “Domestic Companies”),

9.	Shanghai Dian Guan Network Technology Co., Ltd. (上海点冠网络科技有限公司), a limited liability company incorporated under the Laws of the PRC (“Dian Guan”),

10.	the individuals listed on Schedule I attached hereto (each, a “Principal” and collectively, the “Principals”),

11.	the holding companies listed on Schedule I attached hereto owned by the Principals set forth opposite each such Principals (each, a “Principal Holding Company” and collectively, the “Principal Holding Companies”), and

12.	Image Flag Investment (HK) Limited, a company incorporated with limited liability under the laws of Hong Kong (“Tencent” or the “Series B1 Investor”).

Each of the parties listed above is referred to herein individually as a “Party” and collectively as the “Parties”.

Share Purchase Agreement

RECITALS

A.	The ownership structure among the companies listed above is as follows: (i) Company owns 100% interest in the HK Company; (ii) the HK Company owns 100% interest in the WFOE, (iii) the WFOE Controls Jifen by a Captive Structure, and (iv) the WFOE also owns 100% interest in Dian Guan. Such ownership structure shall be modified as agreed upon by the Parties.

B.	The Domestic Companies and Dian Guan are engaged in the business of the operation of mobile content aggregation platforms under the name of “趣头条” and “趣多拍” or otherwise and related advertising platforms (the “Business”). The Company seeks expansion capital to grow the Business and, correspondingly, seeks to secure an investment from the Series B1 Investor, on the terms and conditions set forth herein.

C.	The Series B1 Investor wishes to invest in the Company by subscribing for 5,420,144 Series B1 Preferred Shares in aggregate (being 8.38% of the total issued share capital of the Company on a fully-diluted basis) to be issued by the Company at the Closing pursuant to the terms and subject to the conditions of this Agreement.

D.	The Company wishes to issue and sell 5,420,144 Series B1 Preferred Shares in the aggregate at the Closing pursuant to the terms and subject to the conditions of this Agreement.

E.	The Parties desire to enter into this Agreement and make the respective representations, warranties, covenants and agreements set forth herein on the terms and conditions set forth herein.

WITNESSETH

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereto hereby agree as follows:

1.	Definitions.

1.1    Defined Terms. The following terms shall have the meanings ascribed to them below:

“Accounting Standards” means generally accepted accounting principles in the United States or PRC, as applicable, applied on a consistent basis.

“Action” means any charge, claim, action, complaint, petition, investigation, appeal, suit, litigation, grievance, inquiry or other proceeding, whether administrative, civil, regulatory or criminal, whether at law or in equity, or otherwise under any applicable Law, and whether or not before any mediator, arbitrator or Governmental Authority.

“Affiliate” means, (a) with respect to a Person other than a natural person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person, and (b) in the case of a natural person, any other Person that is directly or indirectly Controlled by such a Person or is a Relative of such Person; provided that the Company and its Subsidiaries shall be deemed not to be Affiliates of the Series B1 Investor.

2	Share Purchase Agreement

“Associate” means, with respect to any Person, (1) a corporation or organization (other than the Group Companies) of which such Person is an officer or partner or is, directly or indirectly, the record or beneficial owner of five percent (5%) or more of any class of Equity Securities of such corporation or organization, (2) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity, or (3) any Relative of such Person and of such Person’s spouse.

“Benefit Plan” means any employment Contract, deferred compensation Contract, bonus plan, incentive plan (including the Current ESOP), profit sharing plan, retirement Contract or other employment compensation Contract or any other plan which provides or provided benefits for any past or present employee, officer, consultant, contractor and/or director of a Person or with respect to which contributions are or have been made on account of any past or present employee, officer, consultant, contractor and/or director of such a Person.

“Board” or “Board of Directors” means the board of directors of the Company.

“Bridge Investment Documents” means collectively, (1) the Convertible Note Purchase Agreement entered into by Long Range Investment Limited, which will be further transferred to Long Range L.P. (the “Note Purchaser”), on the one hand, and the Company, the Principals and certain other parties named therein, on the other hand on February 15, 2018, (2) the Convertible Promissory Notes dated February 15, 2018, issued by the Company to the Note Purchaser, (3) the Loan and Guarantee Agreement dated February 12, 2018 by and among Shanghai ChuangVest Venture Investment Partnership (Limited Partnership)(上海创伴创业投资合伙企业(有限合伙)) (“Shanghai CC”), the WFOE and Jifen and (4) the Warrant No. 1 to be issued to Shanghai CC, an executed copy or the agreed form of each of which has been provided to the Series B1 Investor.

“Business Cooperation Agreement” means the business cooperating agreement to be entered into by an Affiliate of Tencent and Jifen in relation to the provision of certain business cooperation resources to the Group on terms and conditions satisfactory to the Series B1 Investor.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the Cayman Islands, the United States, Hong Kong or the PRC.

“Captive Structure” means the structure under which the WFOE Controls Jifen through the Control Documents.

“CFC” means a controlled foreign corporation as defined in the Code.

“Charter Documents” means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

3	Share Purchase Agreement

“Circular 37” means the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Investment and Financing and Round Trip Investment via Special Purpose Companies issued by SAFE on July 4, 2014.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Owned IP” means all Intellectual Property owned by, purported to be owned by, or exclusively licensed to, the Group Companies.

“Company Registered IP” means all Intellectual Property for which registrations are owned by or held in the name of, or for which applications have been made in the name of, any Group Company.

“Consent” means any consent, approval, authorization, release, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

“Contract” means, a contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, and other legally binding arrangement, whether written or oral.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Control Documents” means the following contracts collectively: (i) Exclusive Technology and Consulting Service Agreement (独家技术和咨询服务协议) entered into by and between the WFOE and Jifen, (ii) Exclusive Option Agreement (独家购买权合同) entered into by and among the WFOE, Jifen and the equity holders of Jifen, (iii) Voting Rights Proxy Agreement (表决权委托协议) entered into by and between the WFOE and the equity holders of Jifen, (iv) Loan Agreement (借款协议) entered into by and between the WFOE and the equity holders of Jifen, and (v) Share Pledge Agreement (股权质押协议) entered into by and among the WFOE, Jifen and the equity holders of Jifen, in each case as may be amended or supplemented (including any change to the parties to any agreement) from time to time in accordance with this Agreement and the Shareholders Agreement.

“Conversion Shares” means Ordinary Shares issuable upon conversion of any Series B1 Preferred Shares.

“Current ESOP” means (i) the 2017 Equity Incentive Plan of the Company duly adopted by the Company on February 15, 2018, a copy of which has been provided to the Series B1 Investor on February 26, 2018, with a maximum number of 10,000,000 Ordinary Shares of the Company (the “2017 ESOP”) to be granted or awarded under such 2017 ESOP, all of which are currently held by Mr. Tan and will be transferred prior to Closing to Qu World Limited, a wholly owned subsidiary and nominee of the trustee for a trust to be established for the benefit of the grantees or participants under the 2017 ESOP (the “Trust”), to hold such shares for the Trust and (ii) the 2018 Equity Incentive Plan duly adopted by the Company on February 25, 2018, a copy of which has been provided to the Series B1 Investor on February 26, 2018, with a maximum number of 2,946,141 Ordinary Shares of the Company (the “2018 ESOP”) to be granted or awarded under such 2018 ESOP, all of which have been reserved and allocated in the share capital of the Company.

4	Share Purchase Agreement

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, partnership interest, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing (whether or not such derivative securities have actually been issued by such Person), or any Contract providing for the acquisition of any of the foregoing.

“FCPA” means Foreign Corrupt Practices Act of the United States of America, as amended from time to time.

“fully-diluted basis” means calculating the relevant share numbers based on the assumption that all Ordinary Shares of the Company then capable of being issued on the exercise of all conversion rights, option, warrants and other contractual rights have been issued, irrespective of whether or not such rights are then exercisable, which determination shall take into account the securities under the Current ESOP, and all classes of shares of the Company shall be deemed to be converted into Ordinary Shares.

“Fundamental Warranties” means collectively, the representations and warranties given by the Warrantors under Sections 3.1 (Organization, Good Standing and Qualification), 3.2 (Capitalization and Voting Rights), 3.3 (Corporate Structure; Subsidiaries), 3.4 (Authorization), 3.5 (Valid Issuance of Shares), 3.6 (Consents; No Conflicts), 3.7 (Offering) and 3.8 (Compliance with Laws; Consents), all of which are subject to the disclosures of the Disclosure Schedule, and a “Fundamental Warranty” means any one of them.

“Governmental Authority” means any government of any nation, federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof (including any entity or enterprise owned or controlled by a government), any court, tribunal or arbitrator, any public international organization and any self-regulatory organization.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group Company” means each of the Company, the HK Company, the WFOE, Dian Guan and the Domestic Companies, together with each Subsidiary of any of the foregoing, and “Group” refers to all of the Group Companies collectively.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

5	Share Purchase Agreement

“Indebtedness” of any Person means, without duplication, actual or contingent obligations in respect of each of the following of such Person: (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced that are incurred in connection with the acquisition of properties, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations that are capitalized (including capitalized lease obligations), (vii) all obligations under banker’s acceptance, letter of credit or similar facilities, (viii) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Equity Securities of such Person, (ix) all obligations in respect of any interest rate swap, hedge or cap agreement, and (x) all guarantees issued in respect of the Indebtedness referred to in clauses (i) through (ix) above of any other Person, but only to the extent of the Indebtedness guaranteed.

“Indemnifiable Loss” means, with respect to any Indemnified Party, any action, claim, cost, damage, deficiency, diminution in value of any investment, disbursement, expense, Liabilities, loss, obligation, penalty, judgment or settlement of any kind or nature imposed on or otherwise incurred or suffered by such Indemnified Party, including without limitation, legal, accounting and other professional fees and expenses reasonably incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement and Taxes payable by such Indemnified Party by reason of the indemnification.

“Intellectual Property” means any and all (i) patents, patent rights and applications therefor and reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations, utility models and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, mask works and registrations and applications therefor, author’s rights and works of authorship (including artwork, software, computer programs, source code, object code and executable code, firmware, development tools, files, records and data, and related documentation), (iv) URLs, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications, proprietary data, customer lists, databases, proprietary processes, technology, formulae, and algorithms and other intellectual property, (vi) trade names, trade dress, trademarks, domain names, service marks, logos, business names, and registrations and applications therefor, and (vii) the goodwill symbolized or represented by the foregoing and any similar rights situated in any country and the benefit (subject to the burden) of any of the foregoing (in each case whether registered or unregistered and including applications for the grant of any of the foregoing and the right to apply for any of the foregoing in any part of the world).

“IPO” has the meaning set forth in the Shareholders Agreement.

“Key Employee” means all key employees of the Group Companies with positions of president, chief executive officer, chief financial officer, chief operating officer, chief technical officer, chief sales and marketing officer, general manager, and the list of all key employees of the Group Companies as of the date hereof is provided in Schedule IV attached hereto.

6	Share Purchase Agreement

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Liabilities” means, with respect to any Person, all liabilities, obligations, Indebtedness and commitments of such Person of any nature, accrued, absolute, contingent or otherwise, due or to become due, liquidated or unliquidated.

“Lien” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by Contract, understanding, law, equity or otherwise.

“Material Adverse Effect” means any (i) event, occurrence, fact, condition, change or development that has had, has, or could reasonably be expected to have, individually or together with other events, occurrences, facts, conditions, changes or developments, a material adverse effect on the business, properties, assets, employees, operations, results of operations, condition (financial or otherwise), prospects, assets or liabilities of the Group, taken as a whole, (ii) material impairment of the ability of any Party (other than the Series B1 Investor) to perform the material obligations of such party under any Transaction Documents, or (iii) material impairment of the validity or enforceability of this Agreement or any other Transaction Document against any Party hereto or thereto (other than the Series B1 Investor).

“Memorandum and Articles” means the third amended and restated memorandum of association of the Company and the third amended and restated articles of association of the Company attached hereto as Exhibit A, to be adopted in accordance with applicable Law on or before the Closing.

“MOFCOM” means the Ministry of Commerce of the PRC or, with respect to any matter to be submitted for examination and approval by the Ministry of Commerce, any Governmental Authority which is similarly competent to examine and approve such matter under the laws of the PRC.

“Mr. Tan” means Mr. Tan Siliang (谭思亮), one of the Principals and the ultimate controlling shareholder of the Company.

“Order No. 10” means the Rules for Mergers with and Acquisitions of Domestic Enterprises by Foreign Investors 《关于外国投资者并购境内企业的规定》 jointly issued by the MOFCOM, the State-owned Assets Supervision and Administration Commission, the State Administration of Taxation, the SAIC, the China Securities Regulatory Commission and the SAFE on August 8, 2006.

“Ordinary Shares” means the Company’s ordinary shares, par value US$0.0001 per share.

7	Share Purchase Agreement

“Permitted Liens” means (i) Liens for Taxes not yet delinquent or the validity of which are being contested in good faith and for which there are adequate reserves on the applicable financial statements, and (ii) Liens incurred in the ordinary course of business, which (x) do not individually or in the aggregate materially detract from the value, use, or transferability of the assets that are subject to such Liens, and (y) were not incurred in connection with the borrowing of money.

“Person” means any individual, sole proprietorship, partnership, limited partnership, limited liability company, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental or regulatory authority or other enterprise or entity of any kind or nature.

“PFIC” means a passive foreign investment company as defined in the Code.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement and the other Transaction Documents, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the islands of Taiwan.

“Prohibited Person” means any Person that is (1) a national or resident of any U.S. embargoed or restricted country, (2) included on, or Affiliated with any Person on, the United States Commerce Department’s Denied Parties List, Entities and Unverified Lists; the U.S. Department of Treasury’s Specially Designated Nationals, Specially Designated Narcotics Traffickers or Specially Designated Terrorists, or the Annex to Executive Order No. 13224; the Department of State’s Debarred List; UN Sanctions, or (3) a Person with whom business transactions, including exports and re-exports, are restricted by a U.S. Governmental Authority, including, in each clause above, any updates or revisions to the foregoing and any newly published rules.

“Public Official” means any executive, official, or employee of a Governmental Authority, political party or member of a political party, political candidate; executive, employee or officer of a public international organization; or director, officer or employee or agent of a wholly owned or partially state-owned or controlled enterprise, including a PRC state-owned or controlled enterprise.

“Public Software” means any Software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including, without limitation, software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), (F) the Sun Industry Standards License (SISL), (G) the BSD License, and (H) the Apache License.

“Related Party” means any Affiliate, officer, director, supervisory board member, employee, or holder of any Equity Security of any Group Company, and any Affiliate or Associate of any of the foregoing, in each case, other than the Group Companies.

“Relative” of a natural person means the spouse of such person and any parent, step-parent, grandparent, child, step-child, grandchild, sibling, step-sibling, cousin, in-law, uncle, aunt, nephew, niece or great-grandparent of such person or spouse.

8	Share Purchase Agreement

“Share Restriction Agreements” means collectively (a) the Share Restriction Agreement entered into between Li Lei and the Company as of January 3, 2018, a copy of which has been provided to the Series B1 Investor prior to the date hereof, and (b) the Share Restriction Agreement entered into between Mr. Tan and the Company as of January 3, 2018, a copy of which has been provided to the Series B1 Investor on prior to the date hereof.

“Restructuring Documents” means collectively, (i) the Partnership Interest Transfer Agreement by and among Li Lei (李磊) and each of the limited partners of Tianjin Shan Shi LP under which such limited partners transfer all of their limited partnership interest in Tianjin Shan Shi LP to Li Lei (李磊) at nominal price, and (ii) the Equity Interest Transfer Agreement by and between Mr. Tan and all of the equity interest holders of Tianjin Shengxuan Information Technology Co., Ltd. (天津盛绚信息科技有限公司) (“Tianjin Shengxuan”) under which such equity interest holders transfer all of their equity interest in Tianjin Shengxuan to Mr. Tan at nominal price, in each case, in form and substance to the satisfaction of the Series B1 Investor.

“SAFE” means the State Administration of Foreign Exchange of the PRC.

“SAFE Rules and Regulations” means collectively, the Circular 37 and any other applicable SAFE rules and regulations.

“SAIC” means the State Administration of Industry and Commerce of the PRC or, with respect to the issuance of any business license or filing or registration to be effected by or with the State Administration of Industry and Commerce, any Governmental Authority which is similarly competent to issue such business license or accept such filing or registration under the laws of the PRC.

“Securities Act” means the U.S. Securities Act of 1933, as amended and interpreted from time to time.

“Series A Investors” means CW_toutiao Limited, xInternet Limited, ACE Redpoint Ventures China I, L.P., ACE Redpoint Associates China I, L.P., and ACE Redpoint China Strategic I, L.P.

“Series A Preferred Shares” means the Series A Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series A Shareholders Agreement” means the Shareholders’ Agreement dated October 13, 2017 entered into by and among the Company, the Principals, the Principal Holding Company, the HK Company, the WFOE, the Domestic Companies, the Series A Investors.

“Series A Share Purchase Agreement” means the Series A Preferred Share Purchase Agreement dated September 8, 2017 by and among the Company, the Principals, the Principal Holding Company, the HK Company, the Domestic Companies and the Series A Investors (except xInternet Limited).

“Series A1 Investor” means CMC Queen Holdings Limited.

9	Share Purchase Agreement

“Series A1 Preferred Shares” means the Series A1 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series A1 Shareholders Agreement” means the Amended and Restated Shareholders’ Agreement dated November 14, 2017 entered into by and among the Company, the Principals, the Principal Holding Company, the HK Company, the WFOE, the Domestic Companies, the Series A Investors and the Series A1 Investor.

“Series A1 Share Purchase Agreement” means the Series A1 Preferred Share Purchase Agreement dated October 14, 2017 by and among the Company, the Principals, the Principal Holding Company, the HK Company, the WFOE, the Domestic Companies and the Series A1 Investor.

“Series B1 Preferred Shares” means the Series B1 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series B2 Investors” means collectively, Long Range L.P. (affiliated with New Horizon), People Better Limited (affiliated with Xiaomi), Shunwei Growth III Limited, Shanghai CC, Double excel investment Limited, Lighthouse Capital International Inc., ACE Redpoint Ventures China I, L.P., ACE Redpoint Associates China I, L.P., ACE Redpoint China Strategic I, L.P. and CMC Queens Holdings Limited, and a “Series B2 Investor” shall mean any one of them.

“Series B2 Preferred Share Purchase Agreement” means the Series B2 Preferred Share Purchase Agreement to be entered into by and among the Series B2 Investors, the Company and certain other parties thereto.

“Shareholders Agreement” means the Second Amended and Restated Shareholders Agreement to be entered into by and among the parties named therein on or prior to the Closing, which shall be in the form attached hereto as Exhibit B.

“Social Insurance” means any form of social insurance required under applicable Laws, including without limitation, the PRC national and local contributions for pensions, medical insurance, unemployment insurance, work-related injury insurance, pregnancy benefits, and housing accumulation funds.

“Software” means any and all (A) computer programs and any set of instructions for execution by microprocessor, irrespective of application, language or medium, including any and all software implementations of algorithms, models and methodologies, including all source code and executable code, whether embodied in software, firmware or otherwise, documentation, development tools, designs, files, verilog files, RTL files, HDL, VHDL, net lists, records, data and mask works; and (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, and all rights therein.

“Subsidiary” means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person, at any time and from time to time.

10	Share Purchase Agreement

“Tax” means (i) in the PRC: (a) any national, provincial, municipal, or local taxes, charges, fees, levies, deduction, withholding, impost, or other assessments, including, without limitation, all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments of any kind whatsoever imposed, levied, collected, withheld or assessed by any local, municipal, regional, urban, governmental, state, national or other Governmental Authority, (b) all interest, penalties (administrative, civil or criminal), surcharge, fine or additional amounts in connection with any item described in clause (a) above, and (c) any form of transferee liability imposed by any Governmental Authority and any obligations to indemnify or otherwise assume or succeed to the liability of any other Person in connection with any item described in clauses (a) and (b) above, and (ii) in any jurisdiction other than the PRC, all similar taxes and liabilities as described in clause (i) above.

“Tax Return” means any return, disclosures, report or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax.

“Tianjin Shan Shi LP” means Tianjin Shan Shi Technology Partnership (Limited Partnership) (天津珊石科技合伙企业（有限合伙）), one of the direct shareholders of Jifen holding 20% of the equity interest in Jifen.

“Transaction Documents” means this Agreement, the Shareholders Agreement, the Memorandum and Articles, the Business Cooperation Agreement, the Restructuring Documents, the Share Restriction Agreements, the Control Documents and each of the other agreements and documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing.

“U.S. real property holding corporation” has the meaning as defined in the Code.

“Warrantors” means, collectively, the Group Companies, the Principals and the Principal Holding Companies.

1.2    Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section
Ad Cooperation Partners	6.2(d)(iii)
Advertising System	6.2(d)(i)
Agreement	Preamble
Arbitration Notice	7.3(a)
Balance Sheet	3.11(a)
Business	Recitals
Closing	2.2(a)
Closing Date	2.2(a)
Company	Preamble

11	Share Purchase Agreement

Term	Section
Company IP	3.19(a)
Compliance Laws	3.16(a)
Confidential Information	7.11(a)
Dian Guan	Preamble
Disclosing Party	7.11(c)
Disclosure Schedule	3
Dispute	7.3(a)
Disqualifying Event`	7.6(c)
Domestic Companies	Preamble
Domestic Resident	5.1(m)
Financial Statements	3.11(a)
Full-time Services Agreement	6.2(a)
HK Company	Preamble
HKIAC	7.3(b)
HKIAC Rules	7.3(b)
Indemnification Agreement	5.1(k)
Indemnified Parties	7.6(a)
Indemnifying Party	7.6(b)
Jifen	Preamble
Lease	3.17(b)
Licenses	3.19(e)
Material Contracts	3.15(a)
Material Licenses	6.2(c)
Parties	Preamble
Party	Preamble
Principal	Preamble
Principal Holding Companies	Preamble
Principal Holding Company	Preamble
Principal Liability Cap	7.6(d)
Principals	Preamble
Proceeds	2.5
Qukandian	Preamble
Related Party Transactions	3.18
Representatives	3.16(a)
Required Governmental Consents	3.8(c)
Series B1 Director	5.1(i)
Series B1 Investor	Preamble
Series B2 Issuance	7.10(a)
Series B2 Share Purchase Agreement	7.10(a)
Specific Indemnified Parties	7.7
Statement Date	3.11(a)
Subscription Price	2.1
Subscription Shares	2.1
Survival Date	3.31
Tencent	Preamble
Tuile	Preamble
Waiver Letter	5.1(g)
WFOE	Preamble
Xike	Preamble
Zhangduan	Preamble

12	Share Purchase Agreement

2.	Purchase and Sale of Shares.

2.1    Sale and Issuance of the Shares. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), the Series B1 Investor agrees to subscribe for and purchase, and the Company agrees to issue and sell to the Series B1 Investor, that number of Series B1 Preferred Shares set forth opposite the Series B1 Investor’s name in the second column of the table of Schedule II (the “Subscription Shares”), attached hereto at a purchase price of US$19.37218 per Series B1 Preferred Share, amounting to the aggregate purchase price in respect of the Series B1 Investor set out opposite the Series B1 Investor’s name in the third column of the table of Schedule II (the “Subscription Price”).

2.2    Closing.

(a)    The consummation of the sale and issuance of the Subscription Shares pursuant to Section 2.1 (the “Closing”, and the date of the Closing, the “Closing Date”) shall take place remotely via the exchange of documents and signatures as soon as practicable, but in no event later than seven (7) Business Days after all closing conditions specified in Section 5.1 and Section 5.2 hereof have been waived or satisfied, as applicable, or at such other time and place as the Company and the Series B1 Investor may mutually agree in writing.

(b)    The capitalization table of the Company immediately prior to and after the Closing is shown on Schedule III attached hereto.

2.3    Deliverables by the Company at the Closing. At the Closing, in addition to any items the delivery of which is made an express condition to the Series B1 Investor’s obligations at the Closing pursuant to Section 5.1, the Company shall deliver or cause to be delivered to the Series B1 Investor:

(a)    a copy of the updated register of members of the Company as of the Closing Date, certified by the registered agent of the Company to be a true, accurate and complete copy, reflecting the issuance to the Series B1 Investor of the Subscription Shares subscribed for by the Series B1 Investor at the Closing pursuant to Section 2.1;

(b)    a copy of the duly executed share certificate issued in the name of the Series B1 Investor, certified by the registered agent of the Company to be a true, accurate and complete copy, representing the Subscription Shares subscribed for by the Series B1 Investor pursuant to Section 2.1; and within five (5) Business Days following the Closing, the Company shall deliver to the Series B1 Investor the original copy of such duly executed share certificate;

(c)    a copy of the updated register of directors of the Company to be a true, accurate and complete copy as of the Closing Date, certified by the registered agent of the Company, evidencing the appointment of the Series B1 Director; and

(d)    evidence to the reasonable satisfaction of the Series B1 Investor confirming that each of Jifen and the WFOE has duly amended its articles of association reflecting the establishment of a board of directors and the appointment of one (1) director nominated by the Series B1 Investor as a member of its board of directors;

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(e)    scanned copies of the Board resolutions and the shareholders’ resolutions of the Company duly passed, approving (1) the adoption of the Memorandum and Articles, (2) the execution, delivery and performance of the Transaction Documents, (3) the issuance of the Subscription Shares to the Series B1 Investor, (4) any restructuring of the Company or transfer of any Equity Securities of the Company by any Principal or his Principal Holding Company(ies) since the date of consummation of the transactions contemplated under the Series A1 Share Purchase Agreement and (5) the appointment of the Series B1 Director; and within three (3) Business Days following the Closing, the Company shall deliver to the Series B1 Investor copies of such resolutions certified by a director of the Company as true, accurate and complete copies; and

(f)    scanned copies of the board resolutions and the shareholders’ resolutions of each of the Group Companies and the Principal Holding Companies duly passed, approving the execution, delivery and performance of the Transaction Documents to which it is a party and, in the case of Jifen and the WFOE, the appointment of the directors nominated by Tencent; and within five (5) Business Days following the Closing, each such party shall deliver to the Series B1 Investor certified true copies of such resolutions certified by a director of the Company as true, accurate and complete copies.

2.4    Deliverables by the Series B1 Investor at Closing. At the Closing, subject to the satisfaction or waiver of all the conditions set forth in Section 5.1 and the delivery by the Company of the deliverables set forth in Section 2.3, the Series B1 Investor shall deliver or cause to be delivered to the Company a copy of the irrevocable wiring instructions to its bank evidencing the payment of the Subscription Price by wire transfer of immediately available funds in U.S. dollars to the bank account as designated by the Company by written notice given to the Series B1 Investor at least seven (7) Business Days prior to the Closing.

2.5    Use of Proceeds. Subject to the terms of this Agreement, the Company shall use the proceeds from the issuance and sale of the Subscription Shares (the “Proceeds”) for purpose of business expansion, capital expenditures and general working capital needs of the Group Companies. The Proceeds shall not be used in the payment of any debts or obligations of any Group Company (except those occurred in the ordinary course of business) or in the repurchase or cancellation of securities held by any shareholders of the Group Companies or for any other purpose.

3.    Representations and Warranties of the Warrantors. Subject to such exceptions as may be specifically set forth in the disclosure schedule delivered by the Warrantors to the Series B1 Investor as of the date hereof (the “Disclosure Schedule”, at attached hereto as Exhibit C), the contents of which shall also be deemed to be representations and warranties of the Warrantors hereunder, each of the Warrantors jointly and severally represents and warrants to the Series B1 Investor that each of the statements contained in this Section 3 is true, correct and complete as of the date of this Agreement, and that each of such statements shall be true, correct and complete on and as of the Closing Date, with the same effect as if made on and as of the Closing Date.

3.1    Organization, Good Standing and Qualification.

(a)    Each Group Company is duly incorporated, organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the Laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted, and to perform each of its obligations under the Transaction Documents to which it is a party. Each Group Company is qualified to do business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction. Each Group Company that is a PRC entity has a valid business license issued by the SAIC or its local branch or other relevant Government Authorities (a true and complete copy of which has been delivered to the Series B1 Investor), and has, since its establishment, carried on its business in compliance with the business scope set forth in its business license.

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(b)    Each Principal Holding Company is duly incorporated, organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the Laws of the place of its incorporation or establishment and has all requisite power and authority to perform each of its obligations under the Transaction Documents to which it is a party. Each Principal Holding Company is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction.

3.2    Capitalization and Voting Rights.

(a)    Company. The authorized share capital of the Company is and immediately prior to the Closing shall be US$50,000 divided into (a) a total of 484,365,447 authorized Ordinary Shares, 50,000,000 of which are issued and outstanding, and 10,000,000 of which (i) are, as of the date hereof, being held by Mr. Tan for the 2017 ESOP, and (ii) will, as of Closing, be held by a trust established for the 2017 ESOP, (b) a total of 4,945,055 authorized Series A Preferred Shares, all of which are issued and outstanding, (c) a total of 1,373,626 authorized Series A1 Preferred Shares, all of which are issued and outstanding, (d) a total of 5,420,144 authorized Series B1 Preferred Shares, none of which are issued and outstanding, and (e) a total of 3,895,728 authorized Series B-2 Preferred Shares, none of which are issued and outstanding. Schedule III sets forth the capitalization table of the Company, and [Section 3.2(a)] of the Disclosure Schedule sets forth the capitalization table of each Group Company, in each case, as of immediately prior to the Closing and immediately after the Closing, in each case reflecting all then outstanding and authorized Equity Securities of such Company and other Group Company, the record and beneficial holders thereof and the terms of any vesting schedule applicable thereto. Except as disclosed in Section 3.2(a) of the Disclosure Schedule, there is no nominee arrangement or any other similar arrangements for the direct or indirect interest in the Equity Security of any Group Company.

(b)    HK Company. The authorized share capital of the HK Company is and immediately prior to and following the Closing shall be HK$10,000, divided into 10,000 shares of HK$1 each, 10,000 of which are issued and outstanding and held by the Company.

(c)    Domestic Companies. The registered capital of each Domestic Company, Dian Guan and the WFOE is set forth opposite its name on [Section 3.2(c)] of the Disclosure Schedule, together with an accurate list of the record and beneficial owners of such registered capital.

(d)    No Other Securities. Except for (a) the conversion privileges of the Subscription Shares, (b) certain rights provided in the Charter Documents of the Company as currently in effect, (c) certain rights provided in the Memorandum and Articles, the Shareholders Agreement and the Control Documents from and after the Closing, (d) the outstanding Equity Securities set forth in [Section 3.2(d)] of the Disclosure Schedule, and (e) options to purchase Ordinary Shares, restricted shares, RSUs or other Equity Securities pursuant to the Current ESOP, (1) there are no and at the Closing there shall be no other authorized or outstanding Equity Securities of any Group Company; (2) no Equity Securities of any Group Company are subject to any preemptive rights, rights of first refusal (except to the extent provided by applicable PRC Laws) or other rights to purchase or create any Lien over such Equity Securities or any other rights or encumbrances with respect to such Equity Securities, and (3) no Group Company is a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any Equity Security of such Group Company. Except as set forth in the Shareholders Agreement (from and after the Closing), the Company has not granted any registration rights or information rights to any other Person, nor is the Company obliged to list, any of the Equity Securities of any Group Companies on any securities exchange. Except as contemplated under the Transaction Documents, there are no voting or similar agreements which relate to the share capital or registered capital of any Group Company.

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(e)    Issuance and Status. All presently outstanding Equity Securities of each Group Company were duly and validly issued (or subscribed for) in compliance with all applicable Laws, preemptive or other similar rights of any Person, and applicable Contracts. All share capital or registered capital, as the case may be, of each Group Company have been duly and validly issued, are fully paid (or subscribed for) and nonassessable, and are and as of the Closing shall be free of any and all Liens (except for any restrictions on transfer under the Shareholders’ Agreement and applicable Laws). Except as contemplated under the Transaction Documents, there are no (a) resolutions pending to increase the share capital or registered capital of any Group Company or cause the liquidation, winding up, or dissolution of any Group Company, nor has any distress, execution or other process been levied against any Group Company, (b) dividends which have accrued or been declared but are unpaid by any Group Company, (c) obligations, contingent or otherwise, of any Group Company to repurchase, redeem, or otherwise acquire any Equity Securities, or (d) outstanding or authorized equity appreciation, phantom equity, equity plans or similar rights with respect to any Group Company. All dividends (if any) or distributions (if any) declared, made or paid by each Group Company, and all repurchases and redemptions of Equity Securities of each Group Company (if any), have been declared, made, paid, repurchased or redeemed, as applicable, in accordance with its Charter Documents and all applicable Laws.

(f)    Title. Each Group Company is the sole record and beneficial holder of all of the Equity Securities set forth opposite its name on [Section 3.2(f)] of the Disclosure Schedule, free and clear of all Liens of any kind other than those arising under applicable Law.

3.3    Corporate Structure; Subsidiaries. [Section 3.3] of the Disclosure Schedule sets forth a true and complete structure chart showing the corporate structure of the Group Companies, as of the date hereof and as of the Closing, and indicating the ownership and Control relationships among all Group Companies, as of the date hereof and as of the Closing, and a description of such structure with such ownership and Control relationships, the nature of the legal entity which each Group Company constitutes, as of the date hereof and as of the Closing, the jurisdiction in which each Group Company was or will be organized, and each jurisdiction in which each Group Company is required to be qualified or licensed to do business as a foreign Person as of the date hereof and as of the Closing. No Group Company owns or Controls, or has ever owned or Controlled, directly or indirectly, any Equity Security, interest or share in any other Person or is or was a participant in any joint venture, partnership or similar arrangement. No Group Company is obligated to make any investment in or capital contribution in or on behalf of any other Person. The Company was formed solely to acquire and hold the equity interests in the HK Company and the HK Company was formed solely to acquire and hold the equity interests in the WFOE. Neither the Company nor the HK Company has engaged in any other business and has not incurred any Liability since its formation. The Domestic Companies and Dian Guan are and the WFOE will be engaged in the Business and have no other business. No Principal or Principal Holding Company, and none of their Affiliates (other than a Group Company), is engaged in the Business or has any assets in relation to the Business (other than through an advisory, employment or consulting relationship with a Group Company) or any Contract with any Group Company. None of the Principals and their Affiliates directly or indirectly own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, that competes with the businesses of the Group Companies, being the operation of mobile content aggregation platforms and any other major business operations of any Group Company.

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3.4    Authorization. Each Warrantor has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. All action on the part of each party to the Transaction Documents (other than the Series B1 Investor) (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of the Transaction Documents, the performance of all obligations of each such party, and, in the case of the Company, the authorization, issuance (or reservation for issuance), sale and delivery of the Subscription Shares and the Conversion Shares, has been taken or will be taken prior to the Closing. Each Transaction Document has been duly executed and delivered by each party thereto (other than the Series B1 Investor) and constitutes valid and legally binding obligations of such party, enforceable against such party in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.5    Valid Issuance of Shares. The Subscription Shares, when issued, delivered and paid for in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable, free from any Liens (except for any restrictions on transfer under applicable Laws and under the Shareholders Agreement). The Conversion Shares have been reserved for issuance and, upon issuance in accordance with the terms of the Charter Documents of the Company, will be duly and validly issued, fully paid and non-assessable, free from any Liens (except for any restrictions on transfer under applicable securities Laws and under the Shareholders Agreement). The issuance of the Subscription Shares and the Conversion Shares is not subject to any preemptive rights, rights of first refusal or similar rights.

3.6    Consents; No Conflicts. All Consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated by the Transaction Documents, in any case on the part of any party thereto (other than the Series B1 Investor) have been duly obtained or completed (as applicable) and are in full force and effect. The execution, delivery and performance of each Transaction Document by each party thereto (other than the Series B1 Investor) do not, and the consummation by such party of the transactions contemplated thereby will not, (i) result in any violation of, be in conflict with, or constitute a default under, require any Consent under, or give any Person rights of termination, amendment, acceleration or cancellation under, with or without the passage of time or the giving of notice, any Governmental Order, any provision of the Charter Documents of any Group Company, any applicable Laws (including without limitation, Order No. 10 and the SAFE Rules and Regulations), or any Material Contract, (ii) result in any termination, modification, cancellation, or suspension of any material right of, or any augmentation or acceleration of any material obligation of, any Group Company (including without limitation, any indebtedness of such Group Company), or (iii) result in the creation of any Lien upon any of the material properties or assets of any Group Company other than Permitted Liens. None of the execution, delivery and performance of any of the Restructuring Documents and the consummation of any transaction contemplated by the Restructuring Documents will have resulted in or will have been reasonably expected to result in any dispute, controversy or claim concerning the direct or indirect shareholders or partners of Shanghai Xi Hi and Tianjin Shan Shi LP.

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3.7    Offering. Subject in part to the accuracy of the Series B1 Investor’s representations set forth in Section 4 of this Agreement, the offer, sale and issuance of the Subscription Shares are, and the issuance of the Conversion Shares will be, exempt from the qualification, registration and prospectus delivery requirements of the Securities Act and any other applicable securities Laws.

3.8    Compliance with Laws; Consents.

(a)    Each Group Company is, and has been, in compliance with all applicable Laws in all material aspects. No event has occurred and no circumstance exists that (with or without notice or lapse of time) (a) may constitute or result in a violation by any Group Company, or a failure on the part of such entity to comply with, any applicable Laws in any material aspect, or (b) may give rise to any obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in any material aspect. None of the Group Companies has received any notice from any Governmental Authority regarding any of the foregoing. None of the Group Companies is, to the knowledge of the Warrantors, under investigation with respect to a violation of any Law.

(b)    Neither the Captive Structure when implemented nor the Control Documents (individually or when taken together) when executed violate any applicable Laws (including without limitation, SAFE Rules and Regulations, Order No. 10 and any other applicable PRC rules and regulations).

(c)    All Consents from or with the relevant Governmental Authority required in respect of the due and proper establishment and operations of each Group Company as now conducted, including but not limited to the Consents from or with MOFCOM, SAIC, SAFE, the Ministry of Information Industry, the Ministry of Culture, Press and Publication Administration, any Tax bureau, customs authorities, and product registration authorities, and the local counterpart thereof, as applicable (or any predecessors thereof, as applicable) (collectively, the “Required Governmental Consents”), has been duly obtained or completed in accordance with all applicable Laws.

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(d)    No Required Governmental Consent contains any materially burdensome restrictions or conditions, and each Required Governmental Consent is in full force and effect and will remain in full force and effect upon the consummation of the transactions contemplated hereby. None of the Group Companies is in default under any Required Governmental Consent. There is no reason to believe that any Required Governmental Consent which is subject to periodic renewal will not be granted or renewed. None of the Group Companies has received any letter or other communication from any Governmental Authority threatening or providing notice of revocation of any Required Governmental Consent issued to such Group Company or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by such Group Company.

3.9    Tax Matters.

(a)    All Tax Returns required to be filed on or prior to the date hereof with respect to each Group Company has been duly and timely filed by such entity within the requisite period and completed on a proper basis in accordance with the Accounting Standards and applicable Law, and are up to date and correct. All Taxes owed by each Group Company under applicable Laws (whether or not shown on every Tax Return) have been paid in full or provision for the payment thereof have been made, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves (determined in accordance with the Accounting Standards) have been provided in the Financial Statements. No deficiencies for any Taxes with respect to any Tax Returns have been asserted in writing by, and no notice of any pending action with respect to such Tax Returns has been received from, any Tax authority, and no dispute relating to any Tax Returns with any such Tax authority is outstanding or contemplated. Each Group Company has timely paid all Taxes owed by it under applicable Law which are due and payable (whether or not shown on any Tax Return) and withheld and remitted to the appropriate Governmental Authority all Taxes which it is obligated to withhold and remit under applicable Law from amounts owing to any employee, creditor, customer or third party.

(b)    No audit of any Tax Return of each Group Company and no formal investigation with respect to any such Tax Return by any Tax authority is currently in progress and no Group Company has waived any statute of limitations with respect to any Taxes, or agreed to any extension of time with respect to an assessment or deficiency for such Taxes.

(c)    No written claim has been made by a Governmental Authority in a jurisdiction where the Group does not file Tax Returns that any Group Company is or may be subject to taxation by that jurisdiction.

(d)    The assessment of any additional Taxes with respect to the applicable Group Company for periods for which Tax Returns have been filed is not expected to exceed the recorded Liability therefor in the most recent balance sheet in the Financial Statements (as defined below), and there are no unresolved questions or claims concerning any Tax Liability of any Group Company. Since the Statement Date (as defined below), no Group Company has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice. There is no pending dispute with, or notice from, any Tax authority relating to any of the Tax Returns filed by any Group Company, and there is no proposed Liability for a deficiency in any Tax to be imposed upon the properties or assets of any Group Company.

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(e)    No Group Company has been the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes that has not been resolved or is currently the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes. No Group Company is responsible for the Taxes of any other Person by reason of contract, successor liability or otherwise.

(f)    All Tax credits and Tax holidays enjoyed by any Group Company established under the Laws of the PRC under applicable Laws since its establishment have been in compliance with all applicable Laws and is not subject to reduction, revocation, cancellation or any other changes (including retroactive changes) in the future, except through change in applicable Laws published by relevant Governmental Authority.

(g)    No Group Company is or has ever been a PFIC or CFC or a U.S. real property holding corporation. No Group Company anticipates that it will become a PFIC or CFC or a U. S. real property holding corporation for the current taxable year or any future taxable year.

(h)    The Company is treated as a corporation for U.S. federal income tax purposes.

3.10    Charter Documents; Books and Records. The Charter Documents of each Group Company is in the form provided to the Series B1 Investor. Each Group Company has been in compliance with its Charter Documents, and no Group Company has violated or breached any of their respective Charter Documents. Each Group Company maintains its books of accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior practice, and which permits its Financial Statements (as defined below) to be prepared in accordance with the Accounting Standards. The register of members and directors (if applicable) of each Group Company are correct, there has been no notice of any proceedings to rectify any such register, and there are no circumstances which might lead to any application for its rectification. All documents required to be filed by each Group Company with the applicable Governmental Authority in respect of the relevant jurisdiction in which the relevant Group Companies is being incorporated have been properly made up and filed. There is no committee for any board of any Group Company.

3.11    Financial Statements.

(a)    The Company has delivered to the Series B1 Investor the unaudited consolidated balance sheet (the “Balance Sheet”) and statements of operations and cash flows for Jifen as of and for year ending December 31, 2016, and as of and for the 11-month period ended November 30, 2017 (the “Statement Date”) as included in Annex II of the Disclosure Schedule (collectively, the financial statements referred to above, the “Financial Statements”). The Financial Statements (a) have been prepared in accordance with the books and records of Domestic Companies, (b) fairly present in all material respects the financial condition and position of Domestic Companies as of the dates indicated therein and the results of operations and cash flows of Domestic Companies for the periods indicated therein, except in the case of unaudited financial statements for the omission of notes thereto and normal year-end audit adjustments that are not expected to be material, and (c) were prepared in accordance with the applicable Accounting Standards applied on a consistent basis throughout the periods involved. All of the accounts receivable owing to any of the Group Companies, including without limitation all accounts receivable set forth on the Financial Statements, constitute valid and enforceable claims and are current and collectible in the ordinary course of business, net of any reserves shown on the Financial Statements (which reserves are adequate and were calculated on a basis consistent with the Accounting Standards), and no further goods or services are required to be provided in order to complete the sales and to entitle the applicable Group Company to collect in full in respect of any such receivables. There are no material contingent or asserted claims, refusals to pay, or other rights of set-off with respect to any accounts receivable of any Group Company.

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(b)    Specifically, but not by way of limitation, the respective balance sheets included in the Financial Statements disclose all of the Group Companies’ Indebtedness, Liability, whether due or to become due, as of their respective dates to the extent such Indebtedness and Liabilities are required to be disclosed in accordance with the Accounting Standards, and each Group Company has good and marketable and unencumbered title to all assets set forth on the balance sheets of the respective Financial Statements

(c)    The Company has delivered to the Series B1 Investor the bank statements of all bank accounts of the Company, the HK Company and the WFOE, as of the date of this agreement, the cash balance in these bank accounts is US$46,000,000 in aggregate. And no material unpaid liabilities or contingent payment on the Company, the HK Company or the WFOE’s book.

3.12    Changes. Since the Statement Date, each Group Company (i) has operated its business in the ordinary course consistent with its past practice, (ii) used its reasonable best efforts to preserve its business, (iii) collected receivables and paid payables and similar obligations in the ordinary course of business consistent with past practice, and (iv) not engaged in any new line of business or entered into any agreement, transaction or activity or made any commitment except those in the ordinary course of business consistent with past practice. Since the Statement Date, there has not been any Material Adverse Effect or any material change in the way any Group Company conducts its business, and there has not been by or with respect to any Group Company:

(a)    any purchase, acquisition, sale, lease, disposal of or other transfer of any assets that are individually or in the aggregate material to its business, whether tangible or intangible, other than the purchase or sale of inventory in the ordinary course of business consistent with its past practice or changes in the ordinary course of business;

(b)    any acquisition (by merger, consolidation or other combination, or acquisition of stock or assets, or otherwise) of any business or other Person or division thereof, or any sale or disposition of any business or division thereof;

(c)    any waiver, termination, cancellation, settlement or compromise by a Group Company of a material right, debt or claim owed to it;

(d)    any incurrence, creation, assumption, repayment, satisfaction, or discharge of (1) any material Lien (other than Permitted Liens) or (2) any Indebtedness or guarantee, or the making of any loan or advance (other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practice), or the making of any investment or capital contribution;

(e)    any amendment to or termination of any Material Contract, or any amendment to or waiver under any Charter Document;

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(f)    any change in any compensation arrangement or Contract with any employee of any Group Company, or adoption of any new Benefit Plan, or made any material change in any existing Benefit Plan;

(g)    any declaration, setting aside or payment or other distribution in respect of any Equity Securities of any Group Company, or any issuance, transfer, redemption, purchase or acquisition of any Equity Securities by any Group Company;

(h)    any material damage, destruction or loss, whether or not covered by insurance, on the assets, properties, financial condition, operation or business of any Group Company;

(i)    any material change in accounting methods or practices or any revaluation of any of its assets;

(j)    except in the ordinary course of business consistent with its past practice, entry into any agreement in respect of Taxes, settlement of any claim or assessment in respect of any Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any Taxes, entry or change of any Tax election, change of any method of accounting resulting in an amount of additional Tax or filing of any material amended Tax Return;

(k)    any commencement or settlement of any Action;

(l)    any authorization, sale, issuance, transfer, pledge or other disposition of any Equity Securities of any Group Company;

(m)    any resignation or termination of any Key Employee of any Group Company or any material group of employees of any Group Company;

(n)    (i) any transaction with any Related Party (other than the Principals and their respective associates) with an aggregate transaction amount greater than or equal to US$2,000,000, (ii) any transactions with any Related Party (other than the Principals and their respective associates) that are on terms that are less favorable than arm’s length terms for the relevant Group Company, and (iii) any transactions with a Principal or its Associate; or

(o)    any agreement or commitment to do any of the things described in this Section 3.12.

3.13    Actions. There is no Action pending or to the Warrantors’ knowledge threatened in writing against or affecting any Group Company or any of its officers, directors or Key Employees with respect to its businesses or proposed business activities, or any officers, directors or Key Employees of any Group Company in connection with such person’s respective relationship with such Group Company. Without limiting the generality of the foregoing, there are no Actions pending against any of the Group Companies or, to the knowledge of the Warrantors, threatened against any of the Group Companies, relating to the use by any employee of any Group Company of any information, technology or techniques allegedly proprietary to any of their former employers, clients or other parties. There is no judgment or award unsatisfied against any Group Company, nor is there any Governmental Order in effect and binding on any Group Company or their respective assets or properties.

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There is no Action pending by any Group Company against any third party nor does any Group Company intend to commence any such Action. No Governmental Authority has at any time challenged or questioned the legal right of any Group Company to conduct its business as presently being conducted.

3.14    Liabilities. No Group Company has any Liabilities except for (i) liabilities set forth in the Balance Sheet that have not been satisfied since the Statement Date, and (ii) current liabilities incurred since the Statement Date in the ordinary course of the Group’s business consistent with its past practices. No Group Company has any Indebtedness outside the ordinary course of business that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which the Group Company has otherwise become directly or indirectly liable. No Group Company is a guarantor or indemnitor of any Liabilities of any other Person (other than a Group Company).

3.15    Commitments.

(a)    [Section 3.15(i)] of the Disclosure Schedule contains a complete and accurate list of all Material Contracts. “Material Contracts” means, collectively, each Contract to which a Group Company, or any of their properties or assets is bound or currently subject to that (a) involves outstanding obligations (contingent or otherwise) or outstanding payments in excess of RMB10,000,000, (b) involves Intellectual Property that is material to a Group Company or the Business (other than generally-available “off-the-shelf” shrink-wrap software licenses obtained by the Group on non-exclusive and non-negotiated terms), including without limitation, the Licenses, (c) restricts the ability of a Group Company to compete or to conduct or engage in any business or activity or in any territory, (d) relates to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Equity Securities, (e) involves any provisions providing for exclusivity, “change in control”, “most favored nations”, rights of first refusal or first negotiation or similar rights, or grants a power of attorney, agency or similar authority, (f) is with a Related Party, (g) involves outstanding Indebtedness over RMB10,000,000, an extension of credit, a guaranty, surety or assumption of any obligation or any secondary or contingent Liabilities, deed of trust, or the grant of a Lien, (h) involves the lease, license, sale, use, disposition or acquisition of any material assets of the Group, (i) involves the waiver, compromise, or settlement of any dispute, claim, litigation or arbitration over RMB1,000,000, (j) involves the ownership or lease of, title to, use of, or any leasehold or other interest in, any real or personal property (except for personal property leases in the ordinary course of business and involving payments of less than RMB1,000,000), including without limitation, the Leases, (k) involves the establishment, contribution to, or operation of a partnership, joint venture, alliance or similar entity, or involving a sharing of profits or losses (including joint development and joint marketing Contracts), or any investment in, loan to or acquisition or sale of the securities, equity interests or assets of any Person, (l) is between any Domestic Company and another Group Company, (m) is with a Governmental Authority, state-owned enterprise, or sole-source supplier of any material product or service (other than utilities), (n) is a Benefits Plan, or a collective bargaining agreement or is with any labor union or other representatives of the employees, (o) is a brokerage or finder’s agreement, or (p) material sales agency, marketing or distributorship Contract valued at over RMB10,000,000, (q) is the Dian Guan Contract, (r) is any of the Bridge Investment Documents, (s) is any of the Restructuring Documents, (t) is any of the Share Restriction Agreements or (u) is outside of the ordinary course of business of any Group Company or is otherwise material to a Group Company or is one on which a Group Company is substantially dependent.

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(b)    A true, fully-executed copy of each Material Contract including all amendments and supplements thereto (and a written summary of all terms and conditions of each non-written Material Contract) has been delivered to the Series B1 Investor. Each Material Contract is a valid and binding agreement of the Group Company that is a party thereto, the performance of which does not and will not violate any applicable Law or Governmental Order, and is in full force and effect and enforceable against the parties thereto, except (x) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (y) as may be limited by laws relating to the availability of specific performance, injunctive relief or other remedies in the nature of equitable remedies. Each Group Company has duly performed all of its obligations under each Material Contract to the extent that such obligations to perform have accrued, and no breach or default, alleged breach or alleged default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by such Group Company or any other party or obligor with respect thereto, has occurred, or as a result of the execution, delivery, and performance of the Transaction Documents will occur. No Group Company has given notice (whether or not written) that it intends to terminate a Material Contract or that any other party thereto has breached, violated or defaulted under any Material Contract. No Group Company has received any notice (whether written or not) that it has breached, violated or defaulted under any Material Contract or that any other party thereto intends to terminate such Material Contract, nor is any Warrantor aware of any circumstances that may lead to the termination of any Material Contract.

3.16    Anti-Bribery, Anti-Corruption, Anti-Money Laundering and Sanctions; Absence of Government Interests.

(a)    Each Warrantor and its respective directors, officers, employees, agents and other persons acting on its behalf (collectively, “Representatives”) are familiar with and are and have been in compliance with all applicable Laws relating to anti-bribery, anti-corruption, anti-money laundering, record keeping and internal control laws (collectively, the “Compliance Laws”) including the FCPA, as if it were a U.S. Person. Furthermore, no Public Official (i) holds an ownership or other economic interest, direct or indirect, in any of the Group Companies or in the contractual relationship formed by this Agreement, or (ii) serves as an officer, director or employee of any Group Company. Without limiting the foregoing, neither any Group Company nor any Representative has, directly or indirectly, offered, authorized, promised, condoned, participated in, consummated, or received notice of any allegation of,

(i)    the making of any gift or payment of anything of value to any Public Official by any Person to obtain any improper advantage, affect or influence any act or decision of any such Public Official, or assist any Group Company in obtaining or retaining business for, or with, or directing business to, any Person.

(ii)    the taking of any action by any Person which (i) would violate the FCPA, if taken by an entity subject to the FCPA, or (ii) could reasonably be expected to constitute a violation of any applicable Compliance Law, or

(iii)    the making of any false or fictitious entries in the books or records of any Group Company by any Person, or

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(iv)    the using of any assets of any Group Company for the establishment of any unlawful or unrecorded fund of monies or other assets, or the making of any unlawful or undisclosed payment.

(b)    No Group Company or any of its Representatives has ever been found by a Governmental Authority to have violated any criminal or securities Law or is subject to any indictment or any government investigation for bribery. None of the beneficial owners of any Equity Securities or other interest in any Group Company or the current or former Representatives of any Group Company are or were Public Officials.

(c)    No Group Company or any of its Representatives is a Prohibited Person, and no Prohibited Person will be given an offer to become an employee, officer, consultant or director of any Group Company. No Group Company has conducted or agreed to conduct any business, or entered into or agreed to enter into any transaction with a Prohibited Person.

3.17    Title; Properties.

(a)    Title; Personal Property. Each Group Company has good and valid title to all of its respective assets, whether tangible or intangible (including those reflected in the Balance Sheet, together with all assets acquired thereby since the Statement Date, but excluding those that have been disposed of since the Statement Date), in each case free and clear of all Liens, other than Permitted Liens. The foregoing assets collectively represent all assets (including all rights and properties) necessary for the conduct of the business of each Group Company as presently conducted. Except for leased or licensed assets, no Person other than a Group Company owns any interest in any such assets. All leases of real or personal property to which a Group Company is a party are fully effective and afford the Group Company valid leasehold possession of the real or personal property that is the subject of the lease. All machinery, vehicles, equipment and other tangible personal property owned or leased by a Group Company are in good condition and repair (reasonable wear and tear excepted). There are no facilities, services, assets or properties which are used in connection with the business of the Group and which are shared with any other Person that is not a Group Company.

(b)    Real Property. No Group Company owns or has legal or equitable title or other right or interest in any real property other than as held pursuant to Leases. [Section 3.17(ii)] of the Disclosure Schedule sets forth each leasehold interest pursuant to which any Group Company holds any real property (a “Lease”), indicating the parties to such Lease and the address of the property demised under the Lease, the rent payable under the Lease and the term of the Lease. The particulars of the Leases as set forth in [Section 3.17(ii)] of the Disclosure Schedule are true and complete. The lessor under each Lease is qualified and has obtained all Consents necessary to enter into such Lease, including without limitation any Consents required from the owner of the property demised pursuant to the Lease if the lessor is not such owner. There is no material claim asserted or, to the knowledge of the Warrantors, threatened in writing by any Person regarding the lessor’s ownership of the property demised pursuant to each Lease. Each Lease is in compliance with applicable Laws, including with respect to the ownership and operation of property and conduct of business as now conducted by the applicable Group Company which is a party to such Lease. Each Group Company which is party to a Lease has accepted possession of the property demised pursuant to the Lease and is in actual possession thereof and has not sublet, assigned or hypothecated its leasehold interest. No Group Company uses any real property in the conduct of its business except insofar as it has secured a Lease with respect thereto. The leasehold interests under the Leases held by each Group Company are adequate for the conduct of the business of such Group Company as currently conducted.

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3.18    Related Party Transactions. Other than as set forth in [Section 3.18] of the Disclosure Schedule (the “Related Party Transactions”), no Related Party has any Contract, understanding, or proposed transaction with, or is indebted to, any Group Company or has any direct or indirect interest in any Group Company other than as set forth in [Section 3.2(i)] of the Disclosure Schedule, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any Related Party (other than for accrued salaries, for the current pay period, reimbursable expenses or other standard employee benefits). The Related Party Transactions are entered into in the ordinary course of business of the relevant Group Company on terms that are no less favorable to the relevant Group Company than arm’s length terms. No Related Party has any direct or indirect interest in any Person with which a Group Company is affiliated or with which a Group Company has a material business relationship (including any Person which purchases from or sells, licenses or furnishes to a Group Company any goods, intellectual or other property rights or services), or in any Contract to which a Group Company is a party or by which it may be bound or affected, and no Related Party directly or indirectly competes with, or has any interest in any Person that competes with the businesses of the Group Companies, being the operation of mobile content aggregation platforms and any other major business operations of any Group Company , except those disclosed in Section 3.3 of the Disclosure Schedule.

3.19    Intellectual Property Rights.

(a)    Company IP. Except as disclosed in [Section 3.19(i)] of the Disclosure Schedule, each Group Company owns or otherwise has sufficient rights (including but not limited to the rights of development, maintenance, licensing and sale) to or otherwise has the licenses to use all Intellectual Property necessary and sufficient to conduct its business as currently conducted and proposed to be conducted by such Group Company (“Company IP”) without any conflict with or infringement of the rights of any other Person. [Section 3.19(i)] of the Disclosure Schedule sets forth a complete and accurate list of all Company Registered IP for each Group Company, including for each the relevant name or description, registration/certification or application number, and filing, registration or issue date.

(b)    IP Ownership. All Company Registered IP is owned by and registered or applied for solely in the name of a Group Company, is valid and subsisting and has not been abandoned, and all necessary registration, maintenance and renewal fees with respect thereto and currently due have been satisfied. No Group Company or any of its employees, officers or directors has taken any actions or failed to take any actions that would cause any Company Owned IP to be invalid, unenforceable or not subsisting. No funding or facilities of a Governmental Authority or a university, college, other educational institution or research center was used in the development of any material Company Owned IP. No material Company Owned IP is the subject of any Lien, license or other Contract granting rights therein to any other Person. No Group Company is or has been a member or promoter of, or contributor to, any industry standards bodies, patent pooling organizations or similar organizations that could require or obligate a Group Company to grant or offer to any Person any license or right to any material Company Owned IP. No Company Owned IP is subject to any proceeding or outstanding Governmental Order or settlement agreement or stipulation that (a) restricts in any manner the use, transfer or licensing thereof, or the making, using, sale, or offering for sale of any Group Company’s products or services, by any Group Company, or (b) may affect the validity, use or enforceability of such Company Owned IP. Each Principal has assigned and transferred to a Group Company any and all of his/her Intellectual Property related to the Business. No Group Company has (a) transferred or assigned any Company IP; (b) authorized the joint ownership of, any Company IP; or (c) permitted the rights of any Group Company in any Company IP to lapse or enter the public domain.

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(c)    Infringement, Misappropriation and Claims. No Group Company has violated, infringed or misappropriated any Intellectual Property of any other Person, nor has any Group Company received any written notice alleging any of the foregoing. To the knowledge of each of the Warrantors, no Person has violated, infringed or misappropriated any Company IP of any Group Company, and no Group Company has given any written notice to any other Person alleging any of the foregoing. No Person has challenged the ownership or use of any Company IP by a Group Company. No Group Company has agreed to indemnify any Person for any infringement, violation or misappropriation of any Intellectual Property by such Person.

(d)    Assignments and Prior IP. Except as disclosed in [Section 3.19(iv)] of the Disclosure Schedule, all inventions and know-how conceived by employees of a Group Company related to the business of such Group Company are currently owned exclusively by a Group Company. All employees, contractors, agents and consultants of a Group Company who are or were involved in the creation of any Intellectual Property for such Group Company have executed an assignment of inventions agreement that vests in a Group Company exclusive ownership of all right, title and interest in and to such Intellectual Property, to the extent not already provided by Law. All employee inventors of Company Owned IP have received reasonable reward and remuneration from a Group Company for his/her service inventions or service technology achievements in accordance with the applicable PRC Laws. It will not be necessary to utilize any Intellectual Property of any such Persons made prior to their employment by a Group Company and none of such Intellectual Property has been utilized by any Group Company, except for those that are exclusively owned by a Group Company. None of the employees, consultants or independent contractors, currently or previously employed or otherwise engaged by any Group Company, (a) is in violation of any current or prior confidentiality, non-competition or non-solicitation obligations to such Group Company or to any other Persons, including former employers, or (b) is obligated under any Contract, or subject to any Governmental Order, that would interfere with the use of his or her best efforts to promote the interests of the Group Companies or that would conflict with the business of such Group Company as presently conducted.

(e)    Licenses. [Section 3.19(v)] of the Disclosure Schedule contains a complete and accurate list of the Licenses. The “Licenses” means, collectively, (a) all licenses, sublicenses, and other Contracts to which any Group Company is a party and pursuant to which any third party is authorized to use, exercise or receive any benefit from any material Company IP, and (b) all licenses, sublicenses and other Contracts to which any Group Company is a party and pursuant to which such Group Company is authorized to use, exercise, or receive any benefit from any material Intellectual Property of another Person, in each case except for (1) agreements involving “off-the-shelf” commercially available software, and (2) non-exclusive licenses to customers of the Business in the ordinary course of business consistent with past practice. The Group Companies have paid all license and royalty fees required to be paid under the Licenses.

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(f)    Protection of IP. Each Group Company has taken reasonable and appropriate steps to protect, maintain and safeguard Company IP and made all applicable filings, registrations and payments of fees in connection with the foregoing. Without limiting the foregoing, all current and former officers, employees, consultants and independent contractors of any Group Company and all suppliers, customers, distributors, and other third parties having access to any Company IP have executed and delivered to such Group Company an agreement requiring the protection of such Company IP. To the extent that any Company IP has been developed or created independently or jointly by an independent contractor or other third party for any Group Company, or is incorporated into any products or services of any Group Company, such Group Company has a written agreement with such independent contractor or third party and has thereby obtained ownership of, and is the exclusive owner of all such independent contractor’s or third party’s Intellectual Property in such work, material or invention by operation of law or valid assignment.

(g)    No Public Software. No Public Software forms part of any product or service provided by any Group Company or was or is used in connection with the development of any product or service provided by any Group Company or is incorporated into, in whole or in part, or has been distributed with, in whole or in part, any product or service provided by any Group Company. No Software included in any Company Owned IP has been or is being distributed, in whole or in part, or was used, or is being used in conjunction with any Public Software in a manner which would require that such Software be disclosed or distributed in source code form or made available at no charge.

3.20    Labor and Employment Matters.

(a)    Each Group Company has complied with all applicable Laws related to labor or employment, including provisions thereof relating to wages, hours, working conditions, benefits, retirement, social welfare, equal opportunity and collective bargaining. There is not pending or threatened, and there has not been since the incorporation of each Group Company, any Action relating to the violation or alleged violation of any applicable Laws by such Group Company related to labor or employment, including any charge or complaint filed by an employee with any Governmental Authority or any Group Company.

(b)    [Section 3.20(b)] of the Disclosure Schedule contains a true and complete list of each Benefit Plan currently or previously adopted, maintained, or contributed to by any Group Company or under which any Group Company has any Liability or under which any employee or former employee of any Group Company has any present or future right to benefits. True, complete and accurate copies of the plans of the Current ESOP, the documents relating to the Trust and the transfer of Ordinary Shares to the ESOP Trustee have been provided to the Series B1 Investor. Except for required contributions or benefit accruals for the current plan year, no Liability has been or is expected to be incurred by any Group Companies under or pursuant to any applicable Laws relating to any Benefit Plan or individual employment compensation agreement, and, no event, transaction or condition has occurred or exists that would result in any such Liability to any Group Companies. Each of the Benefit Plans listed in [Section 3.20(ii)] of the Disclosure Schedule is and has at all times been in compliance with all applicable Laws (including without limitation, SAFE Rules and Regulations, if applicable), and all contributions to, and payments for each such Benefit Plan have been timely made. There are no pending or threatened Actions involving any Benefit Plan listed in [Section 3.20(ii)] of the Disclosure Schedule (except for claims for benefits payable in the normal operation of any Benefit Plan). Each Group Company maintains, and has fully funded, each Benefit Plan and any other labor-related plans that it is required by Law or by Contract to maintain. Each Group Company is in compliance with all Laws and Contracts relating to its provision of any form of Social Insurance, and has paid, or made provision for the payment of, all Social Insurance contributions required under applicable Laws and Contracts.

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(c)    There has not been, and there is not now pending or, to the knowledge of the Warrantors, threatened, any strike, union organization activity, lockout, slowdown, picketing, or work stoppage or any unfair labor practice charge against any Group Company. No Group Company is bound by or subject to (and none of their assets or properties is bound by or subject to) any written or oral Contract, commitment or arrangement with any labor union or any collective bargaining agreements.

(d)    Schedule IV enumerates each Key Employee, along with each such individual’s title. Each such individual is currently devoting all of his or her business time to the conduct of the business of the applicable Group Company. To the knowledge of the Warrantors, no such individual is subject to any covenant restricting him/her from working for any Group Company. No such individual is obligated under, or in violation of any term of, any Contract or any Governmental Order relating to the right of any such individual to be employed by, or to contract with, such Group Company. No Group Company has received any notice alleging that any such violation has occurred. No such individual is currently working or plans to work for any other Person that competes with any Group Company, whether or not such individual is or will be compensated by such Person. No such individual or any group of employees of any Group Company has given any notice of an intent to terminate their employment with any Group Company, nor does any Group Company have a present intention to terminate the employment of any such individual or any group of employees. The entry into each of the Full-time Services Agreements (when executed pursuant to this Agreement) by Mr. Tan and Jifen will not result in any violation of, be in conflict with, or constitute a default under, or give any Person rights of termination, amendment acceleration or cancellation under, any Contract to which Mr. Tan is a party.

3.21    Customers and Suppliers. [Section 3.21] of the Disclosure Schedule is a correct list of each of the top five (5) business customers (by attributed revenues) and top five (5) suppliers (by attributed expenses), (in each case, with related or affiliated Persons aggregated for purposes hereof) of the Group Companies for the 6-month period ending on the Statement Date, together with the aggregate amount of revenues received or expenses paid to such business partners during such periods. Each such supplier can provide sufficient and timely supplies of goods and services in order to meet the requirements of the Group’s Business consistent with prior practice. No Group Company has experienced or been notified of any shortage in goods or services provided by its suppliers or other providers and has no reason to believe that any Person listed on [Section 3.21] of the Disclosure Schedule would not continue to provide to, or purchase from, or cooperate with, respectively, or that it would otherwise alter its business relationship with, the Group at any time after the Closing, on terms substantially similar to those in effect on the date hereof. There is not currently any dispute pending between any Group Company and any Person listed on [Section 3.21] of the Disclosure Schedule.

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3.22    Internal Controls. Each Group Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions by it are executed in accordance with management’s general or specific authorization, (ii) transactions by it are recorded as necessary to permit preparation of financial statements in conformity with the Accounting Standards and to maintain asset accountability, (iii) access to assets of it is permitted only in accordance with management’s general or specific authorization, (iv) the recorded inventory of assets is compared with the existing tangible assets at reasonable intervals and appropriate action is taken with respect to any material differences, (v) segregating duties for cash deposits, cash reconciliation, cash payment, proper approval is established, and (vi) no personal assets or bank accounts of the employees, directors, officers are mingled with the corporate assets or corporate bank account, and no Group Company uses any personal bank accounts of any employees, directors, officers thereof during the operation of the business.

3.23    Entire Business. No Group Company shares or provides any facilities, operational services, assets or properties with or to any other entity which is not a Group Company.

3.24    No Brokers. Except as set for the in [Section 3.24] of the Disclosure Schedule, neither any Group Company nor any of its Affiliates has any Contract with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement or by any of the Transaction Documents, or has incurred any Liability for any brokerage fees, agents’ fees, commissions or finders’ fees in connection with any of the Transaction Documents or the consummation of the transactions contemplated therein..

3.25    Certain Transactions. All transactions and agreements entered into between any Group Company and Dian Guan or any other operators of advertising platforms or agents have been entered into in the ordinary course of business and on terms that are no less favorable than arm’s length terms. The execution, delivery and performance of the Dian Guan Contract by each party thereto do not, and the consummation by such party of the transactions contemplated thereby will not, (a) result in any violation of, be in conflict with, or constitute any default under any Contract to which such party is bound or (b) violate any rights (including any intellectual property rights) of any Person. Dian Guan owns all of the rights, licenses and permits required for the Group to operate its proprietary advertising platform.

3.26    Bridge Investment. The Group has received all of the funds that are required to be provided (whether by way of a loan or by way of purchase price of a Convertible Note) by the relevant lender or purchaser under the Bridge Investment Documents.

3.27    No General Solicitation. Neither any Group Company, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Subscription Shares.

3.28    Control Documents. (a) Each of the parties to the Control Documents has the legal right, power and authority to enter into and perform its/his/her obligations under each Control Document to which it/he/she is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of, and has authorized, executed and delivered, each Control Document to which it/he/she is a party; (b) each Control Document constitutes a legally binding obligation of the parties thereto, enforceable in accordance with its terms; and (c) each Control Document is in full force and effect.

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3.29    General Partner of Tianjin Shan Shi LP. The general partner of Tianjin Shan Shi LP is Tianjin Shengxuan, which will be wholly owned and controlled by Mr. Tan as of the Closing.

3.30    Disclosure. No representation or warranty by the Warrantors in this Agreement and no information or materials provided by the Warrantors to the Series B1 Investor in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby contains any untrue statement of a material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. Except as set forth in this Agreement or the Disclosure Schedule, there is no fact that the Company has not disclosed to the Series B1 Investor in writing and of which any of its officers, directors or executive employees or the Principals has knowledge or is reasonably expected to have knowledge and which, if disclosed, might reasonably affect the willingness of the Series B1 Investor to subscribe for the Series B1 Preferred Shares for the consideration or otherwise on the terms specified in this Agreement.

3.31    Survival Period of Representations and Warranties. The representations and warranties of the Warrantors provided in this Section 3 (other than any Fundamental Warranty which shall survive the Closing indefinitely) shall survive until the later of (such later date, the “Survival Date”) (i) fifteen (15) months after the Closing; or (ii) the expiration of the lock-up period applicable to the Series B1 Investor after the Company consummates the IPO and when the Series B1 Investor may freely transfer all its Equity Securities of the Company without any volume, manner of sale or timing restriction.

4.    Representations and Warranties of the Series B1 Investor. The Series B1 Investor represents and warrants to the Company, as of the date hereof and as of the Closing Date, that:

4.1    Authorization. The Series B1 Investor has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. All action on the part of the Series B1 Investor necessary for the authorization, execution and delivery of the Transaction Documents to which it is a party, has been taken or will be taken prior to the Closing. Each Transaction Document has been duly executed and delivered by the Series B1 Investor (to the extent the Series B1 Investor is a party), enforceable against the Series B1 Investor in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.2    Purchase for Own Account. The Subscription Shares being purchased by the Series B1 Investor and the Conversion Shares thereof will be acquired for the Series B1 Investor’s own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.

4.3    Restricted Securities. The Series B1 Investor understands that the Subscription Shares and the Conversion Shares are restricted securities within the meaning of Rule 144 under the Securities Act; that the Subscription Shares and the Conversion Shares are not registered or listed publicly and must be held indefinitely unless they are subsequently registered or listed publicly or an exemption from such registration or listing is available.

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4.4    Legitimate Source of Investment Funds. The funds used by the Series B1 Investor to pay its Subscription Price are legally acquired by the Series B1 Investor which shall not violate any applicable Laws, including without limitation, applicable anti-money laundering laws.

5.    Conditions to the Closing.

5.1    Conditions of the Series B1 Investor’s Obligations at the Closing. The obligations of the Series B1 Investor to consummate the Closing with respect to its applicable Subscribed Shares under Section 2 of this Agreement are subject to the fulfillment, to the satisfaction of the Series B1 Investor on or prior to the Closing, or waiver by the Series B1 Investor, of the following conditions:

(a)    Representations and Warranties. Each of the representations and warranties of the Warrantors contained in Section 3 shall have been true, correct and complete when made and shall be true and complete on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing Date, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true and complete as of such particular date.

(b)    Performance. Each Warrantor shall have performed and complied with all obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by them, on or before the Closing.

(c)    Authorizations. All Consents of any competent Governmental Authority or of any other Person that are required to be obtained by any Warrantor in connection with the consummation of the transactions that are required to be consummated prior to the Closing as contemplated by the Transaction Documents (including but not limited to those related to the formation of the Company, the lawful issuance and sale of the Subscription Shares, and any waivers of notice requirements, rights of first refusal, preemptive rights, put or call rights or other similar rights) shall have been duly obtained and effective as of the Closing, and evidence thereof shall have been delivered to the Series B1 Investor.

(d)    Proceedings and Documents. All corporate and other proceedings in connection with the transactions to be completed at the Closing and all documents incident thereto, including without limitation written approval from all of the then current holders of equity interests of each Group Company, as applicable, with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, shall have been completed in form and substance satisfactory to the Series B1 Investor, and the Series B1 Investor shall have received all such copies of such documents as it may reasonably request.

(e)    Memorandum and Articles. The Memorandum and Articles, in the form attached hereto as Exhibit A, shall have been duly adopted by all necessary action of the Board of Directors and/or the members of the Company (which Memorandum and Articles shall have been duly filed with the appropriate authority(ies) of the Cayman Islands within five (5) Business Days after the Closing), and such adoption shall have become effective prior to the Closing with no alternation or amendment as of the Closing, and reasonable evidence thereof shall have been delivered to the Series B1 Investor. The Charter Documents of each of the other Group Companies shall be in the form and substance reasonably satisfactory to the Series B1 Investor.

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(f)    Transaction Documents. Each of the parties to the Transaction Documents, other than the Series B1 Investor and, where applicable, its Affiliates, shall have executed and delivered such Transaction Documents to the Series B1 Investor.

(g)    Onshore Waiver. Tianjin Shan Shi LP and its partners shall have executed a waiver and acknowledgement letter (“Waiver Letter”) to waive all its/their shareholder’s/partners’ rights and interests which may have been granted or committed to them by Jifen through Tianjin Shan Shi LP for employee incentive purpose and to acknowledge the execution and the effectiveness of the Control Documents by Tianjin Shan Shi LP, and such Waiver Letter shall be in form and substance satisfactory to the Series B1 Investor.

(h)    Restructuring Documents. The Restructuring Documents shall have been duly executed by each of the parties thereto.

(i)    Board of Directors. The Company shall have taken all necessary corporate actions such that immediately following the Closing the Board shall have no more than seven (7) members and Tencent shall have appointed one member to the Board (the “Series B1 Director”).

(j)    Board of Directors of Jifen and the WFOE. Each of Jifen and the WFOE shall have taken all necessary corporate actions such that immediately following the Closing the board of directors of each of Jifen and the WFOE shall have no more than seven (7) members and include one (1) director nominated by Tencent.

(k)    Indemnification Agreements. The Company shall have delivered to Tencent a copy of the indemnification agreements in relation to the Series B1 Director and directors appointed by Tencent on the boards of Jifen and the WFOE duly executed by the Company, Jifen and the WFOE (the “Indemnification Agreements”) in form and substance satisfactory to Tencent.

(l)    Employment Agreement; Confidentiality, Non-compete and Invention Assignment Agreement. Jifen and each Principal (except Mr. Tan) and each Key Employee shall have entered into an employment agreement and a confidentiality, non-compete and invention assignment agreement or an employment agreement containing confidentiality, non-compete and invention assignment provisions, in a form reasonably satisfactory to the Series B1 Investor, and reasonable evidence thereof shall have been delivered to the Series B1 Investor.

(m)    SAFE Registration. Except with respect to the 10,000,000 Ordinary Shares held by Mr. Tan as of the date hereof and which will be transferred by Mr. Tan to Qu World Limited, (i) each Principal who is a “Domestic Resident” as defined in Circular 37 and is subject to any of the registration or reporting requirements of Circular 37 (a “Domestic Resident”) shall have, and (ii) the Group Companies shall have ensured that those individuals described in (i) above shall have, and shall have used commercially reasonable efforts to cause that any other holder or beneficial owner of Equity Securities of any Group Company who is a Domestic Resident shall have, in each case, complied with all reporting and/or registration requirements (including filings of amendments to existing registrations) under Circular 37, and obtained a SAFE registration certificate with respect to his/her interest in the Company, in form and substance satisfactory to the Series B1 Investor.

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(n)    Internet Information Services. Jifen shall have amended its articles of association to amend its business scope to include the activity to engage in providing internet information services (从事互联网信息服务).

(o)    Waiver and agreement from the Series A Investors and the Series A1 Investor. Each of the Series A Investors and the Series A1 Investor shall have unconditionally and irrevocably:

(i)    waived any claim or action it might have against and released any liability of any of the Warrantors arising out of or in connection with (i) with respect to a Series A Investor, any breach of the representations and warranties and the post-closing covenants of the Warrantors (including without limitation, the post-closing covenant under Section 7.1(iii)(CPC Investment)) under the Series A Share Purchase Agreement, and (ii) with respect to the Series A1 Investor, any breach of the representations and warranties and the post-closing covenants of the Warrantors (including without limitation, the post-closing covenants under Section 7.1(iii)(CPC Investment), Section 7.1(vi)(Advertising Audit Management System) and Section 7.1(xii)(Registered Capital)) under the Series A1 Share Purchase Agreement, to the extent of any such claims, actions and/or liability accrued prior to the Closing (but not any claims, actions and/or liability accrued following the Closing arising from or in connection with any continuing breach of the foregoing representations and warranties and post-closing covenants) and also agreed that each of the references to “Closing” in the foregoing post-closing covenants under the Series A Share Purchase Agreement or the Series A1 Share Purchase Agreement (as the case may be) shall be amended to refer to the Closing as defined in this Agreement;

(ii)    agreed that all representations and warranties made by any of the Group Companies, the Principals and/or the Principal Holding Companies under the Series A Purchase Agreement and the Series A1 Share Purchase Agreement shall expire, terminate and no longer be subject to any claims on the earlier of: (1) their respective expiration or termination dates (or the applicable statute of limitation period if there are no expiration or termination dates specified) under the Series A Share Purchase Agreement or the Series A1 Share Purchase Agreement (as the case may be) and (2) the Survival Date;

(iii)    agreed that all covenants made by any of the Group Companies, the Principals and/or the Principal Holding Companies under the Series A Purchase Agreement and the Series A1 Share Purchase Agreement shall expire, terminate and no longer be enforceable on the earlier of: (1) their respective expiration or termination dates (or the applicable statute of limitation period if there are no expiration or termination dates specified) under the Series A Share Purchase Agreement or the Series A1 Share Purchase Agreement (as the case may be) and (2) the end of the effective period set forth in Section 6.2(w)(i) or, for the covenants made under Section 7.1(v) (Permits) of the Series A1 Share Purchase Agreement, the end of the effective period set forth in Section 6.2(w)(ii);

(iv)    agreed that all indemnity obligations of any of the Group Companies, the Principals and/or the Principal Holding Companies under the Series A Purchase Agreement and the Series A1 Share Purchase Agreement shall expire, terminate and no longer be enforceable on the earlier of: (1) their respective expiration or termination dates (or the applicable statute of limitation period if there are no expiration or termination dates specified) under the Series A Share Purchase Agreement or the Series A1 Share Purchase Agreement (as the case may be) and (2) the end of the effective period set forth in Section 7.6(h)(i) or, for any indemnity obligations for any breach of Section 7.1(v) (Permits) of the Series A1 Share Purchase Agreement, the end of the effective period set forth in Section 7.6(h)(ii); and

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(v)    agreed to any restructuring of the Company or transfer of any Equity Securities of the Company by any Principal or his Principal Holding Company(ies) since the date of consummation of the transactions contemplated under the Series A1 Share Purchase Agreement, and all of the above shall be in a form that is satisfactory to the Series B1 Investor.

(p)    No Material Adverse Effect. There shall have been no Material Adverse Effect since the Statement Date.

(q)    Due Diligence. The Series B1 Investor shall have completed its business, legal, and financial due diligence investigation of the Group Companies to its satisfaction.

(r)    Governmental Order. There shall not be any Governmental Order or any condition imposed under any Law which would prohibit or restrict the sale and issuance of the Subscription Shares or the consummation of the transactions contemplated hereby or by any other Transaction Documents, and no Governmental Authority shall have requested any information in connection with, or instituted or threatened any action or investigation to restrain, prohibit or otherwise challenge, the transactions contemplated by the Transaction Documents.

(s)     No Litigation. Except as disclosed in the Disclosure Schedule, no action shall have been threatened or instituted against the Series B1 Investor or any Group Company seeking to enjoin or challenge the validity of, or assert any Liability against any of them on account of, any transactions contemplated by the Transaction Documents.

(t)    Closing Certificate. A director of the Company shall have executed and delivered to the Series B1 Investor at the Closing a certificate dated as of the Closing (i) stating that the conditions specified in this Section 5.1 have been fulfilled as of the Closing, (ii) all corporate and other proceedings in connection with the transactions to be completed at the Closing and all documents incident thereto, including without limitation written approval from all of the then current holders of equity interests of each Group Company, as applicable, with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, shall have been completed, and each Group Company shall have delivered to the Series B1 Investor all such copies of such documents as the Series B1 Investor may reasonably request, and (iii) attaching thereto (a) the Charter Documents of the Group Companies as then in effect, and (b) copies of all resolutions approved by the shareholders and boards of directors of each Group Company related to the transactions contemplated hereby.

Each of the Warrantors shall use their respective best efforts to cause each of the condition precedents set forth in this Section 5.1 to be satisfied as soon as possible following the date hereof.

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5.2    Conditions of the Company’s Obligations at Closing. The obligations of the Company to consummate the Closing under Section 2 of this Agreement with respect to the Series B1 Investor, unless otherwise waived in writing by the Company, are subject to the fulfillment on or before the Closing of each of the following conditions:

(a)    Representations and Warranties. The representations and warranties of the Series B1 Investor contained in Section 4 shall have been true and complete when made and shall be true and complete on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true and complete as of such particular date.

(b)    Performance. The Series B1 Investor shall have performed and complied with all covenants, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Series B1 Investor on or before the Closing.

6.    Covenants.

6.1    Pre-Closing Covenants.

(a)    If at any time before the Closing, any of the Warrantors becomes aware of any fact or event which (i) is in any way materially inconsistent with any of the representations and warranties given by any of the Warrantors, and/or (ii) suggests that any material fact warranted may not be as warranted or may be materially misleading, and/or (iii) may affect the willingness of a prudent investor to purchase the Subscription Shares or the amount of consideration that a prudent investor would be prepared to pay for the Subscription Shares, the Warrantors shall give immediate written notice thereof to the Series B1 Investor; provided, however, that nothing herein shall relieve any Party from any Liability for any breach of this Agreement.

(b)    Prior to the Closing, the Warrantors shall jointly and severally ensure that the Business of the Group Shall be conducted in the ordinary course consistent with past practice and that no Group Company shall not, without the prior written consent of the Series B1 Investor, engage in any activities described in Section 18 of the Shareholders Agreement

6.2    Post-Closing Covenants. Each of the Warrantors jointly and severally undertakes that it/he will procure the following post-closing covenants to be fully performed by relevant party.

(a)    Full-time Commitment. On or prior to October 1, 2018, Mr. Tan shall (a) execute and from then on shall maintain a full-time service agreement, a confidentiality, non-compete and invention assignment agreement or a service agreement containing confidentiality, non-compete and invention assignment provisions with Jifen in the form reasonably satisfactory to Mr. Tan and the Series B1 Investor (each, a “Full-time Services Agreement”), and Mr. Tan shall devote the required work effort towards the fulfillment of his service obligations with the Group Companies and use his best efforts to promote the interest and business of the Group Companies and (b) deliver such documents (in each case in form and substance to the reasonable satisfaction of the Series B1 Investor) evidencing the termination of his employment and director position at Hu Zhong Advertisement (Shanghai) Co., Ltd. (互众广告（上海）有限公司).

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(b)    Equity Pledge Registration. As soon as practicable after the Closing, the Company, the Principals, Jifen, and the WFOE shall cause the equity pledge made by each of the equity holders of Jifen in favor of the WFOE to be registered with the competent PRC Governmental Authority, provided, however, that such equity pledge registration will not adversely affect the Group Companies’ application for, acquisition or maintenance of the material permits and licenses required under applicable Laws for the operation of the Business.

(c)    Material Licenses. (i) Jifen shall use its best efforts to obtain an Internet News Information Services Permit (互联网新闻信息服务许可证), an Online Publishing Service Permit (网络出版服务许可证) and a License for the Dissemination of Audio-visual Programs through Information Network (信息网络传播视听节目许可证) as soon as practicable after the Closing; (ii) Xike shall use its best efforts to obtain a Permit for the Dissemination of Audio-visual Programs through Information Network (信息网络传播视听节目许可证) as soon as practicable after the Closing; and (iii) Xike shall obtain a Network Culture Operation License (网络文化经营许可证) and a Value-added Telecommunications Services Permit (增值电信业务经营许可证) covering the provision of Internet information services within fifteen (15) months after Closing (permits referred to in this Section 6.2(c), collectively, the “Material Licenses” and each a Material License).

(d)    Advertising Audit Management System. As soon as practicable following the Closing but in any event no later than six (6) months after the Closing, Jifen shall:

(i)    establish an advertising audit management system (“Advertising System”) acceptable to Tencent (1) to register, review, verify and archive the advertisements posted or distributed by any Domestic Company (including advertisements posted through cooperation with third-party platforms and Dian Guan) in order to prevent any such advertisements that may violate any applicable Laws of the PRC from being posted by any Domestic Company, and (2) to verify the qualifications of advertisers and ensure that no Domestic Company shall post or distribute any advertisements provided by advertisers who do not meet the qualifications required under applicable Laws of the PRC (for the avoidance of doubt, such Advertising System shall also apply to the operation of Dian Guan);

(ii)    engage personnel with relevant advertising experience to implement the Advertising System and to monitor advertisements to be posted or distributed by any Domestic Company; and

(iii)    with respect to advertisement sourced by advertisement agents or through Dian Guan or any other advertising platforms, enter into written agreements with advertisement agents or the operators of such advertising platforms (the “Ad Cooperation Partners”) to (1) entrust the Ad Cooperation Partners to conduct the verification described in (i) and (2) require the Ad Cooperation Partners not to provide to any Group Company any advertisements that may violate any applicable Laws of the PRC; and

(iv)    provide to Tencent evidence to the reasonable satisfaction of Tencent that items (i) to (iii) have been completed.

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(e)    Content Management System. As soon as practicable after the Closing, and in any event within six (6) months after the Closing, Jifen shall have established a content audit system, a responsible editing system, a responsible proofreading system and other management systems with respect to the content published on the information platform APPs operated by the Group Companies in compliance with relevant the applicable Laws of the PRC.

(f)    Infringement of Intellectual Property Rights by the Group. As soon as practicable after the Closing, and in any event within nine (9) months after the Closing, Jifen shall have received from each of the content provider whose content Jifen republishes or distributes written authorization for Jifen to republish and/or distribute such content provider’s content, and copies of such authorization shall have been delivered to the Series B1 Investor.

(g)    Infringement of Intellectual Property Rights by Third Parties. As soon as practicable after Closing, Jifen shall use its best efforts to (i) cause the WeChat public account by the name of “深圳趣头条” to cease operations, and (ii) establish a system to search and monitor any infringements of the Intellectual Property owned or used by the Group on social networks by any Person.

(h)    Social Insurance. As soon as practicable following the Closing, each of the Domestic Company and Dian Guan shall pay, and thereafter continue to pay in full, any Social Insurance contribution owed or payable by any Domestic Company and Dian Guan in compliance with applicable Laws of the PRC.

(i)    Registered Capital. As soon as practicable following the Closing, each of the Warrantors shall cause the registered capital of the Domestic Companies, Dian Guan and the WFOE to be paid in full in accordance with the requirements set forth in the Charter Documents of such companies.

(j)    Grants under the Current ESOP. The Company shall ensure that the Current ESOP complies with all applicable Laws and ensure that all award grants shall be made in accordance with the Current ESOP and the Warrantors shall keep the Series B1 Investor informed of the status of the grants under the Current ESOP on a quarterly basis and provide the following information to the Series B1 Investor for each grant: (1) the type and number of securities (including options) being granted, and (2) the form of the grant agreement used and (3) a summary of the categories or levels of the grantees (e.g., senior level, mid-level, low-level) and the type and number of securities granted to each category or level of grantees.

(k)    Board of Directors of Jifen and the WFOE. As soon as practicable after the Closing, and in any event within one (1) month after the Closing, (i) each of Jifen and the WFOE shall deliver to Tencent evidence to the reasonable satisfaction of Tencent confirming that its amended articles of association reflecting the establishment of a board of directors and the appointment of one (1) director nominated by Tencent as a member of its board of directors have been duly registered or filed with the SAIC or its local branch, and (ii) the WFOE shall deliver to Tencent evidence to the reasonable satisfaction of Tencent confirming that such amended articles of association have been duly registered or filed with MOFCOM.

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(l)    Board of Directors of Other Group Companies. As soon as practicable upon such request by Tencent, the relevant Group Company (other than the Company, the WFOE and Jifen) shall change the size of its board to the same size as the Board and appoint a number of directors nominated by Tencent to its board that is the same as the number of Tencent-nominated directors on the Board.

(m)    D&O Insurance. If requested by Tencent, the Company shall obtain and maintain director and office insurance with coverage and terms to the satisfaction of Tencent.

(n)    Memorandum and Articles. The Company shall file the Memorandum and Articles with the Registrar of Companies of the Cayman Islands within five (5) Business Days following the Closing.

(o)    Business Scope. Within one (1) month after the Closing, Jifen shall have submitted an application to the local branch of the SAIC regarding its amendment of business scope to including the activity to engage in providing internet information services (从事互联网信息服务) and the local branch of the SAIC shall have approved such application of Jifen and issued a new business license to Jifen reflecting the expanded business scope.

(p)    Trademark. If any of the trademark registration applications for the “趣头条” trademark (application numbers 20699989, 20700180 and 20700272 ) is rejected, upon the request of Tencent, Jifen shall use its best efforts to identify a replacement trademark acceptable to Tencent for the Group’s Business and to complete the relevant trademark registration in the PRC as soon as practicable thereafter.

(q)    Other Issues in the Disclosure Schedule. As soon as practicable following the Closing, each of the Warrantors shall resolve in a reasonably practicable manner the issues which are disclosed in the Disclosure Schedule but not expressly specified as a covenant under this Section 6.2 or a specific condition precedent to the Closing under Section 5.1.

(r)    Further Assurances. Upon the terms and subject to the conditions herein, each of the Parties hereto agrees to use its best efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties hereto in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the other Transaction Documents, provided that except as expressly provided herein, no Party shall be obligated to grant any waiver of any condition or other waiver hereunder.

(s)    Dian Guan. The WFOE shall ensure that the seller under the Dian Guan Contract shall pay any taxes that are required to be paid under PRC law in connection with the transactions contemplated under the Dian Guan Contract.

(t)    Restructuring Documents. The transactions contemplated under the Restructuring Documents shall have been completed (including completion of registration with the local branch of SAIC to reflect Li Lei (李磊) as the sole limited partner of Tianjin Shan Shi LP and to reflect Mr. Tan as the sole shareholder of Tianjin Shengxuan) within 90 days after the Closing.

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(u)    Business with Advertising Platform. If any Group Company intends to enter into any transaction, arrangement or agreement with any Person operating an advertising platform or any agent for any advertising platform that are on terms that are less favorable than arm’s length terms, prior written consent from the Series B1 Investor shall be obtained.

(v)    SAFE Registration. (i) The Company shall use its best efforts to ensure that each grantee under the Current ESOP or any other equity incentive plan of the Company who is a Domestic Resident shall (ii) the Company shall use its best efforts to ensure that all beneficial owners of Ordinary Shares who are Domestic Residents shall and (iii) Mr. Tan, with respect to (A) the 10,000,000 Ordinary Shares he directly or indirectly owns or controls for the 2017 ESOP and (B) the transfer of such shares to the ESOP Trustee shall, in each case, comply with all reporting and/or registration requirements (including filings of amendments to existing registrations) under Circular 37, and shall have obtained a SAFE registration certificate with respect to his/her/its interest (and in the case of Mr. Tan, also the ESOP Trustee’s interest) in the Company, in form and substance satisfactory to the Series B1 Investor (a) with respect to (i), prior to the exercise of his/her option or award pursuant to the Current ESOP or other equity incentive plan of the Company, and (b) with respect to (ii) and (iii), as soon as practicable.

(w)    Effective Period of Post-Closing Covenants.

(i)    The covenants of the Warrantors provided in this Section 6.2 (other than the covenant in Section 6.2(c) shall remain effective until the later of (i) fifteen (15) months after the Closing; and (ii) the expiration of the lock-up period applicable to the Series B1 Investor after the Company consummates the IPO and when the Series B1 Investor may freely transfer all its Equity Securities of the Company without any volume, manner of sale or timing restriction.

(ii)    The covenants of the Warrantees provided in Section 6.2(c) shall remain effective until the latest of (x) 15 months after the Closing, (y) the expiration of the lock-up period applicable to the Series B1 Investor after the Company consummates the IPO and when the Series B1 Investor may freely transfer all its Equity Securities of the Company without any volume, manner of sale or timing restriction and (z) one year after the Completion of an IPO.

7.    Miscellaneous Provisions.

7.1    Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties hereto whose rights or obligations hereunder are affected by such terms and conditions. This Agreement and the rights and obligations therein may not be assigned by any Warrantor without the prior written consent of the Series B1 Investor. The Series B1 Investor is entitled to assign its rights and obligations hereunder together as a whole to its Affiliates, without the prior consent of other Parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

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7.2    Governing Law. This Agreement shall be governed by and construed under the Laws of Hong Kong, without regard to principles of conflict of Laws thereunder.

7.3    Dispute Resolution.

(a)    Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of the claimant to the dispute with notice (the “Arbitration Notice”) to the respondents(s) to the dispute.

(b)    The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules. There shall be three (3) arbitrators. The claimant(s) to the dispute shall jointly select one arbitrator and the respondent(s) to the dispute shall jointly select one arbitrator. All selections shall be made within 30 days after the selecting Party gives or receives the demand for arbitration. Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list. The Chairman of the HKIAC shall select the third arbitrator, who shall be qualified to practice law in Hong Kong.

(c)    The arbitral proceedings shall be conducted in English. To the extent that the HKIAC Rules are in conflict with the provisions of this Section, including the provisions concerning the appointment of the arbitrators, the provisions of this Section shall prevail.

(d)    Each party to the arbitration shall cooperate with each other parties to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

(e)    The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(f)    The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive Laws of Hong Kong (without regard to principles of conflict of Laws thereunder) and shall not apply any other substantive Law.

(g)    Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(h)    During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

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7.4    Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address of the relevant Party as shown on Schedule V (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties to this Agreement given in accordance with this Section). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (i) delivery (or when delivery is refused) and (ii) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day. Notwithstanding the foregoing, to the extent a “with a copy to” address is designated, notice must also be given to such address in the manner above for such notice, request, consent or other communication hereunder to be effective.

7.5    Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Warrantors contained in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby with the survival period provided herein respectively.

7.6    Indemnity.

(a)    The Warrantors hereby agree to jointly and severally indemnify and hold harmless the Series B1 Investor, and the Series B1 Investor’s respective employees, Affiliates, Associates, agents and assigns (collectively, the “Indemnified Parties” and each, an “Indemnified Party”), from and against any and all Indemnifiable Losses suffered by any of the Indemnified Parties, directly or indirectly, as a result of, or based upon or arising from any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by any Warrantors in or pursuant to this Agreement or any of the other Transaction Documents.

(b)    Any Indemnified Party seeking indemnification with respect to any Indemnifiable Loss shall give written notice to the party required to provide indemnity hereunder (the “Indemnifying Party”), provided that such written notice shall only be given after the aggregated amounts of Indemnifiable Losses are greater than or equal to US$100,000, in which case the Warrantors shall be liable for the total aggregated amounts of the Indemnifiable Loss back to the first dollar and not for the excess amount only. For the purposes of calculating the amounts for any Indemnifiable Losses, all materiality or Material Adverse Effect qualifiers contained in any representations, warranties or covenants shall be disregarded.

(c)    Notwithstanding the above, the aggregate indemnification liability of the Warrantors under the Transaction Documents with respect to the Series B1 Investor (including all of its relevant Indemnified Parties) shall be limited to the amount equal to one hundred percent (100%) of the aggregate amount of Subscription Price paid by the Series B1 Investor for its Subscription Shares, provided however, the aggregate indemnification liability cap of the Warrantors in this Section 7.6(c) shall not apply to any Liability of any Warrantor in connection with fraud or criminal acts of such Warrantor that materially jeopardizes the interests of the Group Companies or the Business or any other future business that the Group Companies may be engaged in (such fraud or criminal acts, “Disqualifying Event”).

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(d)    With respect to any Indemnifiable Loss suffered by the Series B1 Investor as a result of the breach of any Group Company, the Principals shall bear and assume the relevant indemnification liability only when all the Group Companies fail to bear and assume the relevant indemnification liability pursuant to Section 7.6(a). In the event the Group Companies fail to pay any portion of the Indemnifiable Loss suffered by the Series B1 Investor, within three (3) months after receiving a valid claim for indemnification raised by the Series B1 Investor, the Principals shall, within one (1) month after the expiry of such three (3) months period, pay to the Series B1 Investor by wire transfer in immediately available funds in U.S. dollars to the bank account as designated by the Series B1 Investor, any shortfall in respect of such claim not paid by the Group Companies. Notwithstanding the above, the aggregate indemnification liability of a Principal under the Transaction Documents with respect to the Series B1 Investor (including all of their relevant Indemnified Parties) shall be limited to the amount (such amount, the “Principal Liability Cap”) equal to the fair market value of all the Ordinary Shares then held by such Principal in the Company (through his Principal Holding Company), multiplied by a fraction, the numerator of which is the number of Series B1 Preferred Shares then held by the Series B1 Investor, and the denominator of which is the aggregate number of issued and outstanding Series A Preferred Shares, Series A1 Preferred Shares, and Series B1 Preferred Shares then held by all the holders of the Series A Preferred Shares, Series A1 Preferred Shares and Series B1 Preferred Shares of the Company seeking indemnification (in each case, on an as-converted basis). Notwithstanding anything to the contrary in this Agreement, this Section 7.6(d) shall not apply if there is a Disqualifying Event.

(e)    If any claim, demand or Liability is asserted by any third party against any Indemnified Party, the Indemnifying Party shall upon the written request of the Indemnified Party, defend in a diligent manner any actions or proceedings brought against the Indemnified Party in respect of matters covered by the indemnity under this Section 7.6. A judgement under the foregoing legal proceedings against the Indemnified Party suffered by it in good faith shall be conclusive evidence of the amount of Indemnifiable Losses suffered by it against the Indemnifying Party, provided, however, that, if the Indemnifying Party has not received reasonable notice of the action or proceeding against the Indemnified Party or is not allowed to control its defense, judgment against the Indemnified Party shall only constitute presumptive evidence against the Indemnifying Party.

(f)    Each of the Warrantors hereby acknowledges that, regardless of any investigation or diligence made (or not made) by or on behalf of any Indemnified Party, the Series B1 Investor has entered into the Transaction Documents in express reliance upon the representations, warranties, covenants and other agreements made therein.

(g)    This Section 7.6 shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for the breach of this Agreement or with respect to any misrepresentation.

(h)    The indemnity obligations of the Warrantors:

43	Share Purchase Agreement

(i)    provided in this Section 7.6 (other than a breach of any Fundamental Warranty, a breach of the covenant described in Section 6.2(c) and any indemnity obligations related to the foregoing) shall remain effective until the later of (1) fifteen (15) months after the Closing; and (2) the expiration of the lock-up period applicable to the Series B1 Investor after the Company consummates the IPO and when the Series B1 Investor may freely transfer all its Equity Securities of the Company without any volume, manner of sale or timing restriction.

(ii)    for a breach of the covenant described in Section 6.2(c) shall remain effective until the latest of (1) 15 months after the Closing, (2) the expiration of the lock-up period applicable to the Series B1 Investor after the Company consummates the IPO and when the Series B1 Investor may freely transfer all its Equity Securities of the Company without any volume, manner of sale or timing restriction and (3) one year after the Completion of an IPO.

7.7    Specific Indemnity. Without prejudice to the generality of Section 7.6, the Group Companies hereby agree to jointly and severally indemnify and hold harmless (a) the Series B1 Investor and its employees, Affiliates, Associates, directors, agents and assigns, and (b) the Series B1 Director ((a) and (b) collectively, the “Specific Indemnified Parties”, and each, a “Specific Indemnified Party” ), from and against any and all Indemnifiable Losses suffered by any of the Specific Indemnified Parties, directly or indirectly, as a result of, or based upon or arising from any of the following:

(a)    any claim or action that any of the Series A Investors and the Series A1 Investor may have against any of the Group Companies, the Principals or the Principal Holding Companies, in each case, arising out of or in connection with any of the representations, warranties, covenants and indemnities made by each of them under, in connection with or pursuant to (i) the Series A Share Purchase Agreement, (ii) the Series A1 Share Purchase Agreement, (iii) the Series A1 Shareholders Agreement and/or (iv) the investment in the Group by any Series A Investor or Series A1 Investor;

(b)    any delay or failure in making any payment for applicable Taxes by any Group Company, including failure of Jifen to pay any Levy of Construction Fee for Cultural Undertakings, value-added tax or withholding tax that are due and payable by Jifen under applicable Laws of the PRC prior to the Closing;

(c)    the operation of the Business by Jifen and Xike without the Material Licenses prior to the Closing;

(d)    the failure to maintain an appropriate content management system or the publishing, display or distribution of any content by the Group or by any user of the APPs operated by the Group which violate applicable Laws or infringe the rights of any other Persons or without having completed the requisite diligence of the legality of such content; and

(e)    the operation of the Business under the name “趣头条” without having registered the “趣头条” trademark with the relevant Governmental Authorities or the infringement of any Intellectual Property rights of any Person due to the operation of the Business under the name “趣头条”.

44	Share Purchase Agreement

If any Group Companies fail to pay any portion of the Indemnifiable Losses suffered by the Specific Indemnified Party within three (3) months after receiving a valid claim for indemnification by raised by the Series B1 Investor, the Principals shall be liable to pay for any amount of shortfall in accordance with Section 7.6(d), while such indemnification liabilities of the Principals for such Indemnifiable Losses shall also be subject to the Principal Liability Cap unless there is a Disqualifying Event.

7.8    Rights Cumulative; Specific Performance. Each and all of the various rights, powers and remedies of a Party will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at Law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party. Without limiting the foregoing, the Parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

7.9    Fees and Expenses. The Company shall pay all of its own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby. The Company shall pay or reimburse all costs and expenses incurred or to be incurred by the Series B1 Investor, which shall include all expenses and costs, including out-of-pocket expenses and third party consulting or advisory expenses incurred in connection with the transactions contemplated by the Transaction Documents, in each case (i) if Closing takes places, within fifteen (15) Business Days following the delivery by the Series B1 Investor of reasonable evidence of the amount of such costs and expenses, and (ii) if this Agreement is terminated and such termination results from a material breach by any Warrantor hereunder, within fifteen (15) Business Days following such termination and the delivery by the Series B1 Investor of reasonable evidence of the amount of such costs and expenses; provided, however, that the foregoing costs and expenses to be paid or reimbursed by the Company to the Series B1 Investor shall be no higher than US$100,000. If any action at Law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

7.10    Series B2 Financing.

(a)    The Parties acknowledge that around the date hereof, the Company may enter into certain Series B2 Preferred Share Purchase Agreement (the “Series B2 Share Purchase Agreement”) with the Series B2 Investors which shall be substantially in the same form of this Agreement, pursuant to which the Series B2 Investors will subscribe certain Series B2 Preferred Shares of the Company at the pre-money valuation of US$1,528,000,000 and such subscription transaction may be closed simultaneously with the Closing or immediately after the Closing, so long as the following conditions are satisfied (such transaction, the “Series B2 Issuance”):

(i)    each Series B2 Investor: (1) is not one of the Restricted Persons I or the Restricted Persons II and (2) shall enter into a joinder deed in the form of Exhibit A of the Shareholders’ Agreement to join in and be bound by the terms of the Shareholders’ Agreement;

45	Share Purchase Agreement

(ii)    No Series B2 Investor transfers any of its rights under the Series B2 Share Purchase Agreement or any of its rights under any Bridge Investment Document, in each case, to any Person who is not an Affiliate of such Series B2 Investor;

(iii)    the Series B2 Preferred Share Purchase Agreement shall be approved by Tencent in advance (Tencent shall not withhold such approval if such Series B2 Preferred Share Purchase Agreement is substantially in the same form of this Agreement).

(iv)    the Series B2 Issuance shall be completed no later than 30 days after the Closing; and

(v)    no more than 3,895,728 Series B2 Preferred Shares, which represents no more than 5.68% of the total issued and outstanding share capital of the Company (on a fully-diluted basis after such issuance), may be issued pursuant to the Series B2 Issuance.

(b)    The Company will duly keep the Series B1 Investor updated as to information and investment amounts of these potential investors under the foregoing to-be-executed Series B-2 Preferred Share Purchase Agreement. The Series B1 Investor will provide reasonable cooperation and take necessary actions which may be required for the Company to close the relevant transactions with the relevant investors under the foregoing Series B-2 Preferred Share Purchase Agreement.

7.11    Confidentiality.

(a)    The terms and conditions of this Agreement, any term sheet or memorandum of understanding entered into pursuant to the transactions contemplated hereby, all exhibits and schedules attached hereto and thereto, the transactions contemplated hereby and thereby, including their existence, and all information furnished by any Party hereto and by representatives of such Parties to any other Party hereof or any of the representatives of such Parties (collectively, the “Confidential Information”), shall be considered confidential information and shall not be disclosed by any Party hereto to any third party except in accordance with the provisions set forth below.

(b)    Notwithstanding the foregoing, each Party may disclose (i) the Confidential Information to its Affiliates and its and its Affiliates’ respective shareholders, directors, employees or advisers (including without limitation bankers, consultants, financial advisers, accountants, legal counsels or members of advisory boards) on a need-to-know basis, in each case only where such persons or entities are informed of the confidential nature of the Confidential Information and are under appropriate nondisclosure obligations substantially similar to those set forth in this Section 7.11, (ii) such Confidential Information as is required to be disclosed pursuant to routine examination requests from Governmental Authorities with authority to regulate such Party’s operations, in each case as such Party deems appropriate in good faith, and (iii) the Confidential Information to any Person to which disclosure is approved in writing by the other Parties. Any Party hereto may also provide disclosure in order to comply with applicable Laws, as set forth in Section 7.11(c) below.

46	Share Purchase Agreement

(c)    Except as set forth in Section 7.11(b) above, in the event that any Party is requested or becomes legally compelled (including without limitation, pursuant to any applicable tax, securities, other Laws of any jurisdiction, or any applicable stock exchange rules or regulations) to disclose the existence of this Agreement or any Confidential Information, such Party (the “Disclosing Party”) shall provide the other Parties hereto with prompt written notice of that fact and shall consult with the other Parties hereto regarding such disclosure. At the request of any other Parties, the Disclosing Party may, to the extent reasonably possible and with the cooperation and reasonable efforts of the other Parties, seek a protective order, confidential treatment or other appropriate remedy. In any event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

(d)    Notwithstanding any other provision of this Section 7.11, the confidentiality obligations of the Parties shall not apply to: (i) information which a restricted party learns from a third party which the receiving party reasonably believes to have the right to make the disclosure; (ii) information which is rightfully in the restricted party’s possession prior to the time of disclosure by the protected party; or (iii) information which enters the public domain without breach of the confidentiality obligations hereunder of the restricted party.

(e)    Notwithstanding the foregoing, no Warrantor shall use the name or logo of the Series B1 Investor in any manner, context or format (including but not limited to reference on or links to websites, press releases) without the prior written consent of the Series B1 Investor.

7.12    Use of Brands and Marks of Tencent. Notwithstanding anything to the contrary in this Agreement, without the prior written consent of Tencent, and whether or not Tencent or any of its Affiliates is then a shareholder of the Company, the Company shall not and shall cause its Affiliates and the Group Companies not to:

(a)    use in advertising, publicity, announcements, or otherwise the name of “Tencent”, “腾讯”, “QQ”, “Wechat”, “微信” or any Affiliate of Tencent, either alone or in combination thereof, including “微信”, “wechat”, “RTX”, “腾讯企业邮EXMAIL.QQ.COM”, “微信朋友圈”, “微信电视”, “Tencent腾讯”, “QQ”, “imqq.com”, “QQ秀/QQSHOW”, “WWW.QQ.COM”, “QQmusic/QQ音乐”, “QQ空间”, “tencent image”, “小Q”, “QQ彩贝/彩贝联盟”, “小Q书桌”, “微云/腾讯微云”, “QQ会员”, “爱马哥”, “QQShowSHOW.QQ.COM”, “Q影”, “腾讯印象”, “同步助手”, “腾讯云”, “应用宝”, “财付通”, “QQ电脑管家”, “腾讯手机管家”, “安全管家”, “酷抠族COOL”, “路宝/腾讯路宝 ”, “QQ浏览器”, “微众”, “腾讯游戏/腾讯互动娱乐Tencent Interactive Entertainment”, “洛克王国Roco Kingdom”, “斗战神ASURA”, “QQ炫舞”, “QQ西游QQXY.QQ.COM”, “QQ飞车”, “英雄杀YXS.QQ.COM”, “AI战士AI.QQ.COM”, “功夫西游”, “逆战NZ.QQ.COM”, “QQ游戏QQGAME.QQ.COM”, “Q游记”, “功夫企鹅”, “Q游记17Q.QQ.COM”, “腾讯原创动漫AC.QQ.COM”, “趣西游”, “众神争霸”, “天天酷跑”, “天天爱消除”, “天天连萌”, “全民三国”, “天天飞车”, “腾讯文学Tencent Literature”, “腾讯网”, “FUN秀”, “小拇指”, “腾讯微漫画”, “碰星球PUNG”, “翻秀”, “腾讯儿童 DIY 微漫画”, “潮童范儿”, “广点通”, “微彩票518.qq.com”, “QQ彩票888.QQ.COM”, “腾讯微公益基金”, “新年新衣”, “筑梦新乡村”, “米大师”, “铜关Tongguan”, “益行家”, “王者荣耀 “, “腾讯地图”, “天天快报”, “TIM”, “FOXMAIL”, “自选股”, “疾风之刃”, “JOOX”, “VOOV”, “理财通”, “Ipick”, the associated devices and logos of the above brands, or any company name, trade name, trademark, service mark, domain name, device, design, symbol or any abbreviation, contraction or simulation thereof owned or used by Tencent or any of its Affiliates; or

47	Share Purchase Agreement

(b)    represent, directly or indirectly, that any product or services provided by any Group Company or any of their respective Affiliates has been approved or endorsed by Tencent or any of its Affiliates.

7.13    Finder’s Fee. Except those finder’s fees which have been disclosed in [Section 3.24] of the Disclosure Schedule, each Warrantor agrees, jointly and severally, to indemnify and hold harmless the Series B1 Investor from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which any Group Company or any of its officers, employees or representatives is responsible.

7.14    Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

7.15    Amendments and Waivers. Any term of this Agreement may be amended, only with the written consent of each of (i) the Company, (ii) each Principal, and (iii) the Series B1 Investor. Any amendment effected in accordance with this paragraph shall be binding upon each of the Parties hereto. Notwithstanding the foregoing, the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Party against whom such waiver is sought.

7.16    No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

7.17    Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

48	Share Purchase Agreement

7.18    No Presumption . The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

7.19    Headings and Subtitles; Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. Unless a provision hereof expressly provides otherwise: (i) the term “or” is not exclusive; (ii) words in the singular include the plural, and words in the plural include the singular; (iii) the terms “herein”, “hereof”, and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (iv) the term “including” will be deemed to be followed by, “but not limited to”, (v) the masculine, feminine, and neuter genders will each be deemed to include the others; (vi) the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive; (vii) the term “day” means “calendar day”, and “month” means calendar month, (viii) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (ix) all references in this Agreement to designated Schedules, Exhibits and Appendices are to the Schedules, Exhibits and Appendices attached to this Agreement, (x) the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning, (xi) references to laws include any such law modifying, re-enacting, extending or made pursuant to the same or which is modified, re-enacted, or extended by the same or pursuant to which the same is made, (xii) each representation, warranty, agreement, and covenant contained herein will have independent significance, regardless of whether also addressed by a different or more specific representation, warranty, agreement, or covenant, (xiii) all accounting terms not otherwise defined herein have the meanings assigned under the Accounting Standards, (xiv) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (xv) references to this Agreement, any other Transaction Documents and any other document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time, and (xvi) all references to dollars or to “US$” are to currency of the United States of America and all references to RMB are to currency of the PRC.

7.20    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

7.21    Entire Agreement. This Agreement and the Transaction Documents, together with all schedules and exhibits hereto and thereto, constitute the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof, and supersede all other agreements between or among any of the Parties with respect to the subject matters hereof and thereof.

7.22    Use of English Language. This Agreement has been executed and delivered in the English language. Any translation of this Agreement into another language shall have no interpretive effect. All documents or notices to be delivered pursuant to or in connection with this Agreement shall be in the English language or, if any such document or notice is not in the English language, accompanied by an English translation thereof, and the English language version of any such document or notice shall control for purposes thereof.

49	Share Purchase Agreement

7.23    Termination.

(a)    Termination of this Agreement. This Agreement may be terminated prior to the Closing (i) by mutual written consent of the Parties, (ii) by the Series B1 Investor, or by the Company if the Closing has not been consummated within six (6) months after the date hereof, provided that, if the nonoccurrence of the Closing is attributable to one Party, such Party is not entitled to terminate this Agreement in accordance with the this clause (ii), (iii) by the Company if the Series B1 Investor fails to pay the full amount of its Subscription Price within fifteen (15) Business Days after the closing conditions provided in Section 5.1 have been duly satisfied or waived, (iv) if any warranty, or any other covenant or agreement contained in this Agreement is materially breached by any Warrantor and such breach (if curable) shall not have been cured on or prior to thirty (30) days after the occurrence of such breach and has caused Material Adverse Effect, then the Series B1 Investor shall have the right to terminate this Agreement, and (v) if any warranty, or any other covenant or agreement contained in this Agreement is materially breached by the Series B1 Investor and such breach (if curable) shall not have been cured on or prior to thirty (30) days after the occurrence of such breach, the Company shall have the right to terminate this Agreement.

(b)    Effects of Termination. If this Agreement is terminated as provided under this Section 7.23, this Agreement will be of no further force or effect upon termination provided that (i) the termination will not relieve any Party from any Liability for any antecedent breach of this Agreement, and (ii) Sections 7.1, 7.2, 7.3, 7.4, 7.6, 7.8, 7.9 and 7.11 through 7.23 shall survive the termination of this Agreement.

[The remainder of this page has been left intentionally blank]

50	Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

GROUP COMPANIES:	Qtech Ltd.

By:
		Name:	Tan Siliang (谭思亮)
		Title:	Director

InfoUniversal Limited

By:
		Name:	Tan Siping (谭思萍)
		Title:	Director

上海趣蕴网络科技有限公司

By:
		Name:	Li Lei (李磊)
		Title:	Legal Representative

上海基分文化传播有限公司

By:

		Name:	Chen Sihui (陈思晖)
		Title:	Legal Representative

[Signature Page to the Series B1 Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

GROUP COMPANIES:	上海溪客信息技术服务有限公司

By:
		Name:	Li Lei (李磊)
		Title:	Legal Representative

上海推乐信息技术服务有限公司

By:
		Name:	Chen Sihui (陈思晖)
		Title:	Legal Representative

安徽掌端网络科技有限公司

By:
		Name:	Li Lei (李磊)
		Title:	Legal Representative

北京趣看点网络科技有限公司

By:
		Name:	Li Lei (李磊)
		Title:	Legal Representative

上海点冠网络科技有限公司

By:
Name:
		Title:	Legal Representative

[Signature Page to the Series B1 Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

PRINCIPALS:	Tan Siliang (谭思亮)

Li Lei (李磊)

[Signature Page to the Series B1 Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

PRINCIPAL HOLDING COMPANIES:	Innotech Overseas Investment Ltd.

By:
		Name:	Tan Siliang (谭思亮)
		Title:	Director

Innotech Group Holdings Ltd.

By:
		Name:	Tan Siliang (谭思亮)
		Title:	Director

News Optimizer (BVI) Ltd.

By:
		Name:	Li Lei (李磊)
		Title:	Director

[Signature Page to the Series B1 Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

SERIES B1 INVESTOR:	Image Flag Investment (HK) Limited

By:
Title:
Name:

[Signature Page to the Series B1 Share Purchase Agreement]

SCHEDULE I

List of Principals and Principal Holding Companies

Principal	PRC ID Card Number/Passport Number	Principal Holding Company	Ownership Interest Percentage Held by Principal in the Principal Holding Company
Tan Siliang (谭思亮)	[REDACTED]	Innotech Overseas Investment Ltd. Innotech Group Holdings Ltd.	100%

Li Lei (李磊)	[REDACTED]	News Optimizer (BVI) Ltd.	100%

Schedule I	Share Purchase Agreement

SCHEDULE II

Schedule of Series B1 Investor

Name	Number of Subscription Shares	Subscription Price
Image Flag Investment (HK) Limited	5,420,144	US$105,000,000
Total	5,420,144	US$105,000,000

Schedule II	Share Purchase Agreement

SCHEDULE III

Schedule of Capitalization Immediately before the Closing

Shareholder	Class of Shares	Number of Shares	Percentage (on a fully diluted and as- converted basis)
Innotech Group Holdings Ltd.	ordinary shares	27,123,442	45.75%
News Opimizer (BVI) Ltd.	ordinary shares	7,125,000	12.02%
Morning Sea Limited	ordinary shares	96,136	0.16%
Pebble Capital Management Limited	ordinary shares	3,054,218	5.15%
Precious Lead Limited	ordinary shares	563,187	0.95%
Double excel investment	ordinary shares	977,650	1.65%
L&L LIMITED	ordinary shares	84,690	0.14%
Eton International Investment Limited	ordinary shares	42,345	0.07%
EASTEST HOLDINGS GROUP CO., LTD.	ordinary shares	211,724	0.36%
Membrane Star LLC	ordinary shares	296,414	0.50%
ACE Redpoint Ventures China I, L.P.	ordinary shares	46,881	0.08%
ACE Redpoint Associates China I, L.P.	ordinary shares	2,660	0.00%
ACE Redpoint China Strategic I, L.P.	ordinary shares	653	0.00%
SHANG QIANG LIMITED	ordinary shares	211,724	0.36%
Advantage Ace Investment Limited	ordinary shares	163,276	0.28%
Current ESOP	ordinary shares	12,964,141	21.87%
CW_toutiao Limited	Series A Preferred Shares	3,071,428	5.18%
Xinternet Limited	Series A Preferred Shares	225,275	0.38%

Schedule III	Share Purchase Agreement

Shareholder	Class of Shares	Number of Shares	Percentage (on a fully diluted and as- converted basis)
ACE Redpoint Ventures China I, L.P.	Series A Preferred Shares	1,539,560	2.60%
ACE Redpoint Associates China I, L.P.	Series A Preferred Shares	87,363	0.15%
ACE Redpoint China Strategic I, L.P.	Series A Preferred Shares	21,429	0.04%
CMC Queen Holdings Limited	Series A1 Preferred Shares	1,373,626	2.32%
Total		59,282,822	100.00%

Schedule of Capitalization Immediately after the Closing

Shareholder	Class of Shares	Number of Shares	Percentage (on a fully diluted and as- converted basis)
Innotech Group Holdings Ltd.	ordinary shares	27,123,442	41.92%
News Opimizer (BVI) Ltd.	ordinary shares	7,125,000	11.01%
Morning Sea Limited	ordinary shares	96,136	0.15%
Pebble Capital Management Limited	ordinary shares	3,054,218	4.72%
Precious Lead Limited	ordinary shares	563,187	0.87%
Double excel investment	ordinary shares	977,650	1.51%
L&L LIMITED	ordinary shares	84,690	0.13%
Eton International Investment Limited	ordinary shares	42,345	0.07%
EASTEST HOLDINGS GROUP CO., LTD.	ordinary shares	211,724	0.33%
Membrane Star LLC	ordinary shares	296,414	0.46%
ACE Redpoint Ventures China I, L.P.	ordinary shares	46,881	0.07%
ACE Redpoint Associates China I, L.P.	ordinary shares	2,660	0.00%

Schedule III	Share Purchase Agreement

Shareholder	Class of Shares	Number of Shares	Percentage (on a fully diluted and as- converted basis)
ACE Redpoint China Strategic I, L.P.	ordinary shares	653	0.00%
SHANG QIANG LIMITED	ordinary shares	211,724	0.33%
Advantage Ace Investment Limited	ordinary shares	163,276	0.25%
Current ESOP	ordinary shares	12,964,141	20.04%
CW_toutiao Limited	Series A Preferred Shares	3,071,428	4.75%
Xinternet Limited	Series A Preferred Shares	225,275	0.35%
ACE Redpoint Ventures China I, L.P.	Series A Preferred Shares	1,539,560	2.38%
ACE Redpoint Associates China I, L.P.	Series A Preferred Shares	87,363	0.14%
ACE Redpoint China Strategic I, L.P.	Series A Preferred Shares	21,429	0.03%
CMC Queen Holdings Limited	Series A1 Preferred Shares	1,373,626	2.12%
Image Flag Investment (HK) Limited	Series B1 Preferred Shares	5,420,144	8.38%
Total		64,702,966	100.00%

Schedule III	Share Purchase Agreement

SCHEDULE IV

List of Key Employees

No.	Name	Position
1	Li Lei (李磊)	Chief Executive Officer
2	Wang Jingbo (王静波)	Chief Financial Officer
3	Chen Yucheng (陈昱丞)	Chief Strategy Officer
4	Chen Sihui (陈思晖)	Chief Operating Officer
5	Wang Zhiliang (王志良)	Chief Technology Officer
6	Zhu Bingjie (朱斌杰)	Chief Growth Officer

Schedule IV	Share Purchase Agreement

SCHEDULE V

Address for Notices

If to the Group Companies:

Address:	申江路5005弄星创科技广场 3号楼11层
Tel:	[REDACTED]
Fax:	N/A
Attention:	Tan Siliang (谭思亮)

Principals and Principal Holding Companies:

Address:	申江路5005弄星创科技广场 3号楼11层
Tel:	[REDACTED]
Fax:	N/A
Attention:	Tan Siliang (谭思亮)

If to Tencent:

c/o Tencent Holdings Limited 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong Attention: Compliance and Transactions Department E-mail: [REDACTED]

with a copy (which shall not constitute notice) to:	Tencent Building, Kejizhongyi Avenue, Hi-tech Park, Nanshan District, Shenzhen, 518057, P.R.China Attention: Mergers and Acquisitions Department E-mail: [REDACTED]

with a copy (which shall not constitute notice) to:	Paul, Weiss, Rifkind, Wharton & Garrison LLP 12th Floor, The Hong Kong Club Building, 3A Chater Road, Central, Hong Kong Attention: Jeanette K. Chan, Esq. Fax No. [REDACTED] E-mail: [REDACTED]

Schedule V	Share Purchase Agreement

EXHIBIT A

FORM OF THIRD AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION

Exhibit A	Share Purchase Agreement

EXHIBIT B

FORM OF SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

Exhibit B	Share Purchase Agreement

EXHIBIT C

DISCLOSURE SCHEDULE

Exhibit C	Share Purchase Agreement

PWRW&G Draft March 4, 2018

SERIES B1 PREFERRED SHARE PURCHASE AGREEMENT

Dated             , 2018

Paul, Weiss, Rifkind, Wharton & Garrison LLP

Solicitors and International Lawyers

12th Floor, Hong Kong Club Building

3A Chater Road

Central

Hong Kong

Share Purchase Agreement

TABLE OF CONTENTS

1. Definitions	2

1.1 Defined Terms	2
1.2 Other Defined Terms	11

2. Purchase and Sale of Shares	13

2.1 Sale and Issuance of the Shares	13
2.2 Closing	13
2.3 Deliverables by the Company at the Closing	13
2.4 Deliverables by the Series B1 Investor at Closing	14
2.5 Use of Proceeds	14

3. Representations and Warranties of the Warrantors	14

3.1 Organization, Good Standing and Qualification	14
3.2 Capitalization and Voting Rights	15
3.3 Corporate Structure; Subsidiaries	16
3.4 Authorization	17
3.5 Valid Issuance of Shares	17
3.6 Consents; No Conflicts	17
3.7 Offering	18
3.8 Compliance with Laws; Consents	18
3.9 Tax Matters	19
3.10 Charter Documents; Books and Records	20
3.11 Financial Statements	20
3.12 Changes	21
3.13 Actions	22
3.14 Liabilities	23
3.15 Commitments	23
3.16 Anti-Bribery, Anti-Corruption, Anti-Money Laundering and Sanctions; Absence of Government Interests	24
3.17 Title; Properties	25
3.18 Related Party Transactions	26
3.19 Intellectual Property Rights	26
3.20 Labor and Employment Matters	28
3.21 Customers and Suppliers	29
3.22 Internal Controls	30
3.23 Entire Business	30
3.24 No Brokers	30
3.25 Certain Transactions	30
3.26 Bridge Investment	30
3.27 No General Solicitation	30
3.28 Control Documents	30
3.29 General Partner of Tianjin Shan Shi LP	31
3.30 Disclosure	31
3.31 Survival Period of Representations and Warranties	31

Share Purchase Agreement

4. Representations and Warranties of the Series B1 Investor	31

4.1 Authorization	31
4.2 Purchase for Own Account	31
4.3 Restricted Securities	31
4.4 Legitimate Source of Investment Funds	32

5. Conditions to the Closing	32

5.1 Conditions of the Series B1 Investor’s Obligations at the Closing	32
5.2 Conditions of the Company’s Obligations at Closing	36

6. Covenants	36

6.1 Pre-Closing Covenants	36
6.2 Post-Closing Covenants	36

7. Miscellaneous Provisions	40

7.1 Successors and Assigns	40
7.2 Governing Law	41
7.3 Dispute Resolution	41
7.4 Notices	42
7.5 Survival of Representations, Warranties and Covenants	42
7.6 Indemnity	42
7.7 Specific Indemnity	44
7.8 Rights Cumulative; Specific Performance	45
7.9 Fees and Expenses	45
7.11 Confidentiality	46
7.12 Use of Brands and Marks of Tencent	47
7.13 Finder’s Fee	48
7.14 Severability	48
7.15 Amendments and Waivers	48
7.16 No Waiver	48
7.17 Delays or Omissions	48
7.18 No Presumption	49
7.19 Headings and Subtitles; Interpretation	49
7.20 Counterparts	49
7.21 Entire Agreement	49
7.22 Use of English Language	49
7.23 Termination	50

SCHEDULES

SCHEDULE I	LIST OF PRINCIPALS AND PRINCIPAL HOLDING COMPANIES

SCHEDULE II	SCHEDULE OF SERIES B1 INVESTOR

Share Purchase Agreement

SCHEDULE III	SCHEDULE OF CAPITALIZATION IMMEDIATELY BEFORE THE CLOSING / SCHEDULE OF CAPITALIZATION IMMEDIATELY AFTER THE CLOSING

SCHEDULE IV	LIST OF KEY EMPLOYEES

SCHEDULE V	ADDRESS FOR NOTICES

EXHIBITS

EXHIBIT A	FORM OF THIRD AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION

EXHIBIT B	FORM OF SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

EXHIBIT C	DISCLOSURE SCHEDULE

Share Purchase Agreement